UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Teradyne, Inc.

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TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation, will be held on Friday, May 13, 2022 at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864, for the following purposes:

1.    To elect the eight nominees named in the accompanying proxy statement to the Board of Directors to serve as directors for a one-year term.

2.    To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3.    To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

4.    To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the Annual Meeting shall be determined as of the close of business on March 17, 2022, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

Charles J. Gray, Secretary

April 1, 2022

Shareholders are requested to vote in one of the following three ways: (1) by completing, signing and dating the proxy card provided by Teradyne and returning it by return mail to Teradyne in the enclosed envelope or at the address indicated on the proxy card, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

i

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

April 1, 2022

Proxies in the form provided by Teradyne, Inc. (“Teradyne” or the “Company”) are solicited by the Board of Directors (“Board”) of Teradyne for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, May 13, 2022, at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864. We currently intend to hold our Annual Meeting in person. However, we are actively monitoring the ongoing coronavirus (COVID-19) pandemic and its potential impact on the meeting. Shareholders attending the Annual Meeting in person will be subject to any policies for visiting Teradyne’s offices in place at the time of the meeting.

Only shareholders of record as of the close of business on March 17, 2022 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, 161,593,743 shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the Annual Meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary or Assistant Secretary delivered at any time before it is exercised, including at the Annual Meeting. All properly completed proxy forms returned in time to be cast at the Annual Meeting will be voted. Shareholders attending the Annual Meeting will be provided an opportunity to ask questions of the Board and management.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be Held on May 13, 2022

This Proxy Statement and the Accompanying Annual Report on Form 10-K, Letter to Shareholders, and Notice, are available at www.proxyvote.com

At the Annual Meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

1.    To elect the eight nominees named in this proxy statement to the Board of Directors to serve as directors for a one-year term.

2.    To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3.    To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

4.    To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

The Board recommends that you vote FOR the proposals listed above.

On or about April 1, 2022, the Company mailed to its shareholders of record as of March 17, 2022 a notice containing instructions on how to access this proxy statement and the Company’s annual report online and to vote. Also on April 1, 2022, the Company began mailing printed copies of these proxy materials to shareholders that have requested printed copies.

                If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the notice.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR each of the proposals listed above.

Shareholders may vote in one of the following three ways:

1.	by completing a proxy on the Internet at the address listed on the proxy card or notice,

2.	by completing a proxy using the toll-free telephone number listed on the proxy card or notice, or

3.	by completing, signing and dating the proxy card provided by Teradyne and returning it in the enclosed envelope or by return mail to Teradyne at the address indicated on the proxy card.

A majority of the outstanding shares represented at the Annual Meeting in person or by proxy shall constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Brokers who hold shares on your behalf have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that Proposals No. 1, 2, and 4 will be non-routine matters and that Proposal No. 3 will be a routine matter. Accordingly, if your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares, your broker would be entitled to exercise discretion to vote your shares on Proposal No. 3 but not on Proposals No. 1, 2, and 4. For this Annual Meeting, an affirmative vote of at least a majority of the shares voting at the meeting is required for approval of Proposals No. 1, 2, 3 and 4. Abstentions and broker “non-votes” are included in the number of shares present, or represented, at the meeting, but are not included in the number of shares voting at the meeting on non-routine matters. The vote on each matter submitted to shareholders is tabulated separately. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section entitled “Shareholder Proposals for 2023 Annual Meeting of Shareholders” for additional information.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of nine members, eight of whom are independent directors. Each director is elected annually for a one-year term. Mr. Tamer joined the Board effective November 8, 2021. The terms of the directors expire at the 2022 Annual Meeting of Shareholders. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated all current directors for re-election other than Mr. Bradley who is retiring from the Board effective upon the conclusion of the 2022 Annual Meeting of Shareholders. Teradyne has no reason to believe that any of the nominees will be unable to serve; however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. If elected, each director will hold office until the 2023 Annual Meeting of Shareholders.

The Board recommends a vote FOR the election to the Board each of Mses. Johnson and Matz and each of Messrs. Gillis, Guertin, Herweck, Jagiela, Tamer, and Tufano.

The following table sets forth the nominees to be elected at this annual meeting, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, any other public company boards on which the nominee serves or has served in the past five years, and the nominee’s qualifications to serve on the Board. In addition to the information presented below regarding each nominee’s specific experience, background, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, Teradyne also believes that all of its director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Teradyne and the Board. Additionally, Teradyne values the directors’ diversity and significant experience on other public company boards of directors and board committees.

Nominees for Directors

Name	Year Became Director	Background and Qualifications
Edwin J. Gillis	2006

Mr. Gillis, 73, has worked as a business consultant and private investor since January 2006. From July 2005 to December 2005, he was the Senior Vice President of Administration and Integration of Symantec Corporation, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005, as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation from September 1995 to November 2002, and as the Chief Financial Officer of Lotus Development Corporation from 1991 to September 1995. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P. Mr. Gillis was a director of Responsys Inc. from March 2011 to January 2014, a director of Sophos Plc. from November 2009 to September 2017, and a director of LogMeIn, Inc. from November 2007 to August 2020. Mr. Gillis has been a director of Sprinklr Inc. since November 2015.

Mr. Gillis contributes extensive experience relating to the issues confronting global technology companies and financial reporting expertise as a former Chief Financial Officer of several publicly traded technology companies.

Name	Year Became Director	Background and Qualifications
Timothy E. Guertin	2011

Mr. Guertin, 72, served as Chief Executive Officer of Varian Medical Systems, Inc. (“Varian”) from February 2006 to September 2012 and as President from August 2005 to September 2012. He served as Chief Operating Officer from October 2004 to February 2006 and as Corporate Executive Vice President from October 2002 to August 2006. Prior to that time, he was President of Varian’s Oncology Systems business unit from 1992 to January 2005 and a Corporate Vice President from 1992 to 2002. Mr. Guertin was a director of Varian from August 2005 to February 2020. Mr. Guertin has been a director of Varex Imaging Corporation since September 2020.

Mr. Guertin contributes significant executive experience at a global technology and manufacturing company with issues similar to those confronting Teradyne.

Peter Herweck	2020

Mr. Herweck, 55, has served as Chief Executive Officer of the AVEVA Group since May 2021. Prior to AVEVA Group, Mr. Herweck served as Executive Vice President of Schneider Electric’s global Industrial Automation business and on Schneider Electric’s Executive Committee from October 2016 to May 2021. Mr. Herweck has been a director of the AVEVA Group since March 2018.

Mr. Herweck contributes valuable executive experience within the global industrial automation industry as well as extensive knowledge of the issues affecting complex industrial automation companies.

Mark E. Jagiela	2014

Mr. Jagiela, 61, has served as the Company’s Chief Executive Officer since February 2014. He has served as the President of Teradyne since January 2013 and the President of the Company’s Semiconductor Test Division from 2003 to February 2016. Mr. Jagiela was appointed a Vice President of Teradyne in 2001. He has held a variety of senior management roles at the Company including General Manager of Teradyne’s Japan Division.

Mr. Jagiela contributes valuable executive experience from his 40 years in multiple management roles, including as President and Chief Executive Officer, within Teradyne.

Mercedes Johnson	2014	Ms. Johnson, 68, served as Interim Chief Financial Officer of Intersil Corporation from April 2013 to September 2013 and as the Senior Vice President and Chief Financial Officer of Avago Technologies Limited from December 2005 to August 2008. Prior to joining Avago, Ms. Johnson was Senior Vice President, Finance, of Lam Research Corporation from June 2004 to January 2005 and Chief Financial Officer of Lam from May 1997 to May 2004. Ms. Johnson has been a director of Synopsys, Inc. since February 2017, a director of Millicom International Cellular S.A. since May 2019, and a director of Analog Devices, Inc. since August 2021. Ms. Johnson was a director of Intersil Corporation from August 2005 to February 2017, a director of Micron Technology, Inc. from June 2005 to January 2019, a director

Name	Year Became Director	Background and Qualifications

of Juniper Networks, Inc. from May 2011 to May 2019, and a director of Maxim Integrated Products from September 2019 until its acquisition by Analog Devices, Inc. in August 2021.

Ms. Johnson contributes valuable industry experience as a former senior financial executive at semiconductor and semiconductor equipment companies as well as a current member of the boards of directors of global technology companies.

Marilyn Matz	2017

Ms. Matz, 68, is a co-founder of Paradigm4, Inc. and has served as its Chief Executive Officer and Chair of the Board of Directors since December 2009. Previously, Ms. Matz was a co-founder of Cognex Corporation where she held a variety of leadership positions in engineering and business operations from March 1981 to December 2008 including her final role as Senior Vice President and Business Unit Manager of its PC Vision Products Group. Ms. Matz served on the Board of Directors for LogMeIn, Inc. from September 2014 to February 2017.

Ms. Matz contributes valuable technical expertise and leadership experience from more than 40 years in automation, machine vision and software analytics related industries.

Fouad “Ford” Tamer	2021

Mr. Tamer, 60, served as Chief Executive Officer of Inphi Corporation from February 2012 until April 2021. Mr. Tamer served as President and Chief Executive Officer of Telegent Systems from 2010 to 2012. Prior to that time, he served as a partner of Khosla Ventures from 2007 to 2010 and Senior Vice President and General Manager of Broadcom’s Infrastructure Networking from 2002 to 2007. Mr. Tamer also was the co-founder and Chief Executive Officer of Agere, Inc., which was acquired by Lucent Microelectronics. Mr. Tamer has been a director of Marvell Technology, Inc. since April 2021. Mr. Tamer was director of Inphi Corporation from February 2012 until its acquisition by Marvell Technology, Inc. in April 2021.

Mr. Tamer contributes significant executive experience at global semiconductor companies as well as extensive knowledge of the issues affecting Teradyne’s customers and suppliers.

Paul J. Tufano	2005	Mr. Tufano, 68, served as President and Chief Executive Officer of Benchmark Electronics, Inc. from September 2016 to March 2019. Mr. Tufano served as the Chief Financial Officer of Alcatel-Lucent from December 2008 to September 2013 and Chief Operating Officer of Alcatel-Lucent from January 2013 to September 2013. He was Executive Vice President of Alcatel-Lucent from December 2008 to January 2013. He also served as a consultant for Alcatel-Lucent from September 2013 to April 2014. Mr. Tufano was the Executive Vice President and Chief Financial Officer of Solectron Corporation from January 2006 to October 2007 and Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano worked at Maxtor Corporation where he was President and

Name	Year Became Director	Background and Qualifications

Chief Executive Officer from February 2003 to November 2004, Executive Vice President and Chief Operating Officer from April 2001 to February 2003 and Chief Financial Officer from July 1996 to February 2003. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation. Mr. Tufano has been a director of EnerSys since April 2015. Mr. Tufano served on the Board of Directors of Benchmark Electronics, Inc. from February 2016 to March 2019.

Mr. Tufano contributes widespread knowledge of the issues confronting complex technology and manufacturing companies and extensive financial reporting expertise.

Director Qualifications and Experience

As described above, each Director nominee brings a diversity of skills and experiences to the Board that are complementary and, together, cover the spectrum of areas that impact the Company’s current and evolving business. A summary of each nominee’s qualifications and experience is set forth in the Qualifications/Skills matrix below. As the matrix is a summary, it does not include all the skills, experience, qualifications and diversity that each nominee offers, and the fact that a particular experience, skill or qualification is not listed does not mean that a nominee does not possess it. Additionally, the Board is committed to the pursuit of board refreshment and balanced tenure. The matrix also shows the tenure of each director nominee. The Board believes that the combination of backgrounds, skills and experience has resulted in a Board that is well-equipped to exercise oversight responsibilities on behalf of the Company’s stakeholders.

Qualifications/Skills	Gillis	Guertin	Herweck	Jagiela	Johnson	Matz	Tamer	Tufano
C-Level Experience	✓	✓	✓	✓	✓	✓	✓	✓
Global Business Experience	✓	✓	✓	✓	✓	✓	✓	✓
Semiconductor and Electronics Industry Experience				✓	✓		✓	✓
Industrial Automation Industry Experience			✓	✓		✓
M&A Experience	✓	✓	✓	✓	✓		✓	✓
Sales/Marketing Experience		✓	✓	✓		✓	✓
Technical Product Development Expertise		✓	✓	✓		✓	✓
Financial Expertise	✓				✓		✓	✓
Legal/Regulatory Compliance and Risk Oversight	✓	✓	✓	✓	✓	✓	✓	✓
ESG Oversight	✓	✓	✓	✓	✓	✓	✓	✓
Cybersecurity and Information Security			✓		✓	✓	✓
Tenure (Years)	16	11	2	8	8	5	1	17

Board Diversity Matrix (as of April 1, 2022)

The Board values racial, ethnic, cultural, and gender diversity in evaluating new candidates and seeks to incorporate a wide range of those attributes in Teradyne’s Board of Directors. The following matrix is provided in accordance with applicable Nasdaq listing requirements and includes all directors as of April 1, 2022. The matrix includes Mr. Bradley, who is retiring from the Board effective upon the conclusion of the 2022 Annual Meeting of Shareholders.

Total Number of Directors	9*
	Female	Male		Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	*	—	—
Part II: Demographic Background
African American or Black	—	—		—	—
Alaskan Native or Native American	—	—		—	—
Asian	—	—		—	—
Hispanic or Latinx	1	—		—	—
Native Hawaiian or Pacific Islander	—	—		—	—
White	1	7	*	—	—
Two or More Races or Ethnicities	—	—		—	—
LGBTQ+	—
Demographic Background Undisclosed	—

*	Includes Mr. Bradley who is retiring from the Board effective upon the conclusion of the 2022 Annual Meeting of Stockholders.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing shareholders with the opportunity at the 2022 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables” pursuant to Item 402 of Regulation S-K.

The Company’s Compensation Committee has implemented an executive compensation program that rewards performance. The Compensation Committee fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short-term and long-term performance objectives that are important to the Company and its shareholders. The Compensation Committee has designed the Company’s executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. The Company believes that its compensation policies and practices reflect a pay-for-performance philosophy and are strongly aligned with the long-term interests of shareholders. The Company recommends shareholders read the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation Tables” before voting on this “Say-on-Pay” advisory proposal.

The executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s challenging performance goals for 2021 and performance in achieving many of those goals. In 2021, the Company increased revenue by 19% to $3.7 billion, generated significant free cash flow of $966 million1, grew GAAP earnings 30% to $5.56 per share, and grew non-GAAP earnings 29% to $5.98 per share, the eighth consecutive year of earnings per share growth, all as described in the section of this proxy statement entitled “Compensation Discussion and Analysis.” The Company continued to grow sales in its semiconductor test, memory test, wireless test, and system test businesses in 2021. The Company’s industrial automation business also grew in 2021 after not having done so in 2020 due to the global industrial downturn as well as the impact of the COVID-19 pandemic. Beyond strong financial performance, the Company introduced new products in growing segments across its test and industrial automation businesses to expand its served markets and position itself for continued growth. In 2021, the Company navigated through supply, operations, logistics and staffing issues to meet the challenging delivery and support needs of its customers in the expanding test and automation markets and kept its research and development programs largely on track despite the continuing pandemic. Despite the challenges faced, in 2021, the Company was able to significantly grow revenues and earnings per share while continuing to invest for long-term, future growth and maintaining financial discipline.

In 2021, the Company returned $666 million to shareholders through its dividend and share repurchase programs. In January 2022, the Company announced it planned to repurchase $750 million in shares in 2022 pursuant to its $2 billion repurchase program authorized by the Board in January 2021. The Company also announced a 10% increase to its quarterly dividend to $0.11 per share.

2021 performance-based variable cash compensation for the Company’s named executive officers and other employees was tied to the Company’s annual rate of profitability, or “PBIT”, two-year rolling revenue growth rate, and the achievement of strategic business objectives, including market share gains, revenue and bookings

[1]

See Appendix A of this proxy statement for additional information regarding the non-GAAP financial measures discussed in this Proposal and in the Compensation Discussion and Analysis section (PBIT and non-GAAP earnings) and reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

goals, profit and gross margin targets, strategic customer design-in wins and new product launches. PBIT is a non-GAAP financial measure equal to GAAP income from operations excluding restructuring and other, net; amortization of acquired intangible assets; acquisition and divestiture related charges or credits; pension actuarial gains and losses; non-cash convertible debt interest expense; and other non-recurring gains and charges. This PBIT metric used by the Compensation Committee in the variable cash compensation calculation is the same as the PBIT metric reported by the Company in the financial statements accompanying its quarterly earnings releases.

For purposes of 2021 variable cash compensation, the two-year rolling revenue growth rate that results in the maximum payout for the revenue growth metric was 15% and the annual PBIT rate that results in the maximum payout for the profitability metric was 30%. In 2021, the maximum payout for these metrics was achieved due to the Company’s PBIT rate of 33% and two-year rolling revenue growth rate of 26%. As a result of these revenue and PBIT results, as well as the achievement of certain strategic goals in 2021, the executive officers received variable cash compensation payouts ranging from 167% to 185% of their target awards.

In 2021, the Company’s long-term performance criteria for performance-based stock awards included both a relative total shareholder return metric and a cumulative PBIT metric, each measured at the end of a three-year performance period, consistent with the Company’s long-term goal to deliver profitability and superior return to shareholders. The relative total shareholder return metric is based on a comparison of the Company’s total shareholder return to the performance of the NYSE Composite Index. For the PBIT metric, the Company increased the three-year cumulative target PBIT rate from 19% to 20% and maintained the PBIT rate required to achieve maximum payout at 30%. The final number of shares earned for the performance-based stock awards granted in 2021 will be determined in January 2024.

In January 2022, the executive officers achieved: (1) 200% of their target performance-based stock awards granted in 2019 that were eligible to vest with the relative total shareholder return component, based on Teradyne’s relative total shareholder return performance (402.2%) measured against the NYSE Composite Index (44.7%) during the three-year performance period from January 25, 2019 to December 31, 2021; and (2) 200% of their target performance-based stock awards granted in 2019 that were eligible to vest with the PBIT component, based on the Company’s three-year cumulative PBIT rate from January 1, 2019 to December 31, 2021 of 30.3%. The three-year cumulative target PBIT rate for the performance-based stock awards granted in 2019 was 19% and the PBIT rate required to achieve maximum payout was 30%.

The Company’s shareholders voted to approve the Say-on-Pay advisory proposal at the 2021 Annual Meeting of Shareholders with 92.4% of the votes cast approving the proposal. The Compensation Committee continues to assess the Company’s executive compensation program to ensure it remains aligned with both short-term and long-term performance. For example, in 2021, after a review of peer benchmarking and global survey data and the financial performance of our peer group companies over the short- and longer-term, the Compensation Committee (a) increased the PBIT target from 19% to 20% for variable cash compensation while maintaining the PBIT rate required to achieve maximum payout at 30%, (b) decreased the two-year rolling revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 17% to 15% while maintaining the target revenue growth rate at 5%, and (c) increased the target for three-year cumulative PBIT rate component of the long term performance criteria for performance-based restricted stock units from 19% to 20% while maintaining the PBIT rate required to achieve maximum payout at 30%.

The performance-based variable cash compensation and equity awards are described in detail in the “Compensation Discussion and Analysis” section of this proxy statement.

The Company will report the results of the “Say-on-Pay” vote in a Form 8-K following the 2022 Annual Meeting of Shareholders. The Company also will disclose in subsequent proxy statements how the Company’s compensation policies and decisions take into account the results of the shareholder advisory vote on executive compensation.

The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent registered public accounting firm for the fiscal year ending December 31, 2022. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s independent registered public accounting firm since 1968. The appointment of PricewaterhouseCoopers LLP is in the best interest of Teradyne’s shareholders. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of The Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting an independent registered public accounting firm for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance and Board Policies

Teradyne is committed to good, transparent corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. Teradyne’s Board of Directors (the “Board”) has adopted Corporate Governance Guidelines (“Guidelines”) to provide a framework for the effective governance of Teradyne. The Nominating and Corporate Governance Committee periodically reviews the Guidelines and recommends changes, as appropriate, to the Board for approval. The Board has also adopted written charters for its standing committees (Audit, Compensation, and Nominating and Corporate Governance), and the Company has a Code of Conduct applicable to all directors, officers and employees. Copies of the Guidelines, committee charters, and Code of Conduct are available on the Company’s web site at www.teradyne.com under the “Governance” section of the “Investor Relations” link. Teradyne posts additional information on its web site from time to time as the Board makes changes to Teradyne’s corporate governance policies.

Teradyne has instituted a variety of policies and practices to foster and maintain good corporate governance. The Board reviews these practices on a regular basis. Teradyne’s current policies and practices include the following:

•	Independent directors constitute majority of Board and all members of the Board Committees;

•	Independent Board Chair;

•	All directors elected annually for one-year term with majority voting for uncontested Board elections;

•	Adoption of “Poison Pill” requires shareholder approval;

•	Recoupment of incentive compensation from executives for fraud resulting in financial restatement;

•	Director and executive officer stock ownership guidelines;

•	Insider Trading Policy and Rule 10b5-1 Policy;

•	Policy prohibiting employees, executives and directors from hedging Teradyne stock and pledging Teradyne stock as collateral for loans;

•	Annual Board and Committee self-assessments;

•	Executive sessions of independent directors at Board meetings;

•	Board access to management and independent advisors;

•	Board oversight of enterprise risk management, including cybersecurity risks;

•	Independent registered public accounting firm and internal auditor meet regularly with Audit Committee without management present;

•	An environmental, social and governance (“ESG”) program and Corporate Social Responsibility (“CSR”) Report;

•	Board oversight of the Company’s ESG program and review of its CSR Report;

•	Nominating and Corporate Governance Committee review of Board composition, skills, diversity and succession plan;

•	Nominating and Corporate Governance Committee review of director’s change in position;

•	Annual Board review of executive succession plan;

•	No director may serve on more than four other public company boards;

•	Directors must be 74 years or younger as of the date of their election or appointment – this requirement has no exceptions or conditions;

•	Annual review of non-employee director compensation and cap on value of annual equity awards to non-employee directors;

•	Annual Board evaluation of Chief Executive Officer performance; and

•	Policy promoting equal opportunity for all employees, including gender pay equity.

Board Nomination Policies and Procedures

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to the Board and does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the Board membership criteria described below.

Director nominees are evaluated on the basis of a range of criteria, including (but not limited to): integrity, honesty and adherence to high ethical standards; business acumen, experience and ability to exercise sound judgments and contribute positively to a decision-making process; commitment to understanding Teradyne and its industry; commitment to regularly attend and participate in Board and Committee meetings; ability to ensure that outside commitments do not materially interfere with duties as a Board member; absence of a conflict of interest or appearance of a conflict of interest; and other appropriate considerations.

Nominees shall be 74 years or younger as of the date of election or appointment. This requirement has no exceptions or conditions. No director may serve on more than four other public company boards.

The Board seeks nominees with a broad diversity of viewpoints, professional experience, education, geographic representation, backgrounds and skills. The backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of backgrounds, expertise and experience that will allow the Board to fulfill its responsibilities. The Board values racial, ethnic, cultural, gender, economic, professional and educational diversity in evaluating new candidates and seeks to incorporate a wide range of those attributes in Teradyne’s Board of Directors. Board composition and succession planning are reviewed regularly to ensure that Teradyne’s directors reflect the knowledge, experience, skills and diversity required for the needs of the Board.

At the 2022 Annual Meeting, shareholders will be asked to consider the election of Ford Tamer, who has been nominated for election as director for the first time. In November 2021, Mr. Tamer was appointed by our Board as a new director. Mr. Tamer was originally proposed to the Nominating and Corporate Governance Committee as a potential candidate for the Board by an international executive and board search firm.

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in Teradyne’s bylaws. Additional information regarding the nomination procedure is provided in the section below captioned “Shareholder Proposals for 2023 Annual Meeting of Shareholders.”

Director Independence

Teradyne’s Guidelines require that at least a majority of the Board shall be independent and set out standards for determining director independence. To be considered independent, a director must satisfy the definitions pursuant to the SEC rules and the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and, in the Board’s judgment, not have a material relationship with Teradyne. Teradyne’s Guidelines are available on Teradyne’s web site at www.teradyne.com under the “Governance” section of the “Investor Relations” link.

The Board has determined that the following directors are independent using the criteria identified above: Michael A. Bradley, Edwin J. Gillis, Timothy E. Guertin, Peter Herweck, Mercedes Johnson, Marilyn Matz, Ford Tamer, and Paul J. Tufano. In determining the independence of Teradyne’s directors, the Board reviewed and determined that the following did not preclude a determination of independence under Teradyne’s standards: Ms. Johnson’s position as a director of Analog Devices, Inc., both a Teradyne supplier and customer, as a director of Synopsys, Inc., both a Teradyne customer and supplier, and as a director of Millicom International Cellular S.A., a Teradyne supplier; Mr. Bradley’s position as a director of Avnet, Inc., both a Teradyne customer and supplier; and Mr. Tamer’s position as a director of Marvell Technology, Inc., a Teradyne customer. Teradyne’s business with Analog Devices, Synopsys, Millicom, Avnet and Marvell during 2021 was immaterial to Teradyne and to the other companies. Teradyne will continue to monitor its business relationships to ensure they have no impact on the independence of its directors. The Board determined that Michael A. Bradley met the standards for independence on February 1, 2018 because, as of that date, he had not received compensation from Teradyne related to his employment as the Company’s Chief Executive Officer during a twelve-month period within the last three years. The Board has determined that Mark E. Jagiela is not independent because he is Teradyne’s Chief Executive Officer.

All members of the Company’s three standing committees – the Audit, Compensation and Nominating and Corporate Governance Committee – are required to be independent and have been determined by the Board to be independent pursuant to the SEC rules and the listing standards of Nasdaq, as well as Teradyne’s standards.

The independent directors of the Board and its standing committees periodically meet without management present.

Board Leadership Structure and Self-Assessment

Since May 2021, Mr. Tufano has served as an independent Chair of the Board. The Board believes that having an independent Chair is the preferred corporate governance structure for the Company because it strikes an effective balance between management and independent leadership participation in the Board process.

The Board and each of its committees annually undertake a self-assessment, including an evaluation of its composition, mandate and function. The Chair of the Nominating and Corporate Governance Committee manages this annual process and implementation of any action items resulting from the process. For example, as a result of one of the Board’s self-assessments in which the directors expressed their interest in having a separate strategy discussion, an annual strategic session with management was implemented starting in 2018.

Code of Ethics

The Code of Conduct is Teradyne’s ethics policy. The Company deploys Code of Conduct training to all new full and part time employees and contractors as part of the on-boarding process and administers annual Code of Conduct refresher training to all employees at the end of each year, which includes a video presentation, quiz and compliance certification. The Code of Conduct training covers a variety of topics, including anti-corruption and bribery, proper workplace conduct, diversity, equity and inclusion, unconscious bias, avoiding conflicts of interest, cybersecurity and information security and protection in the workplace, environmental best practices in the workplace, health and safety practices, and proper use of social media. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis. Teradyne’s Code of Conduct is available on Teradyne’s web site at www.teradyne.com under the “Governance” section of the “Investor Relations” link.

Teradyne shall disclose any change to or waiver from the Code of Conduct granted to an executive officer or director within four business days of such determination by disclosing the required information on its web site at www.teradyne.com under the “Governance” section of the “Investor Relations” link.

Insider Trading Policy

The Board has adopted an insider trading policy to prevent the misuse of confidential information about Teradyne as well as other companies with which the Company has a business relationship and to promote compliance with the securities laws. Among other things, the insider trading policy prohibits trading on material non-public information and prohibits directors, executive officers and certain other employees from buying or selling Teradyne securities during the Company’s non-trading periods, also called “blackout periods”, except pursuant to an approved trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 (“Rule 10b5-1”). The Board has also adopted a Rule 10b5-1 plan policy which applies to all executive officers and directors of Teradyne who adopt Rule 10b5-1 plans for trading in Teradyne’s securities. The policy sets forth mandatory guidelines that are intended to ensure compliance with Rule 10b5-1 and to conform to best practices with respect to the design and implementation of Rule 10b5-1 plans.

Hedging and Pledging Policy

The Board recognizes there may be an appearance of improper or inappropriate conduct if Teradyne’s employees, executives and directors engage in certain types of transactions, even in circumstances where they may not be aware of any material, nonpublic information. Therefore, the Board has adopted, through the insider trading policy, a policy prohibiting employees, executives and directors from hedging Teradyne stock through short sales, prepaid variable forward contracts, equity swaps, collars and exchange funds. In addition, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy. The policy also prohibits holding Teradyne securities in a margin account or pledging Teradyne securities as collateral for loans.

Environmental, Social and Governance

The Board is committed to promoting, creating and maintaining a safe and healthy workplace, environment and society. Teradyne is committed to employee health, safety and welfare, to managing its activities that impact the environment in a responsible and effective manner, and to supporting the communities where its employees live and work. Teradyne strives to drive improvements in environmental sustainability, supply chain responsibility, diversity and inclusion, and positive social impact. In 2019, Teradyne formalized its ESG program and published its first CSR report. In August 2019, the Board invited an outside expert to present to the full Board on best practices and trends in ESG programs. Throughout 2020 and 2021, the Company expanded its ESG program and, in November 2021, published its third annual CSR report. In 2021, the Company became a member of The Responsible Business Alliance (“RBA”) and is implementing many of the best practices of the RBA, including relating to compliance of the Company’s supply chain with its ESG program. The Company plans to continue to enhance its program and to provide additional, detailed disclosures to its shareholders, employees, customers, suppliers and other stakeholders. As described below in the “Human Capital Resources” section, throughout the COVID-19 pandemic, the Company’s primary concern has been ensuring the health and safety of its employees and providing the resources to enable employees to effectively work remotely and to work in a safe environment when on-site.

Teradyne’s Board oversees its ESG program to ensure ESG initiatives are linked to company-wide strategic planning decisions. The Nominating and Corporate Governance committee has primary responsibility for overseeing ESG priorities and the successful implementation of these priorities. The Company’s other Board committees also have oversight responsibility for ESG topics under their purview. Management provides regular updates to the Board and these committees and engages them to discuss ESG strategy, gain alignment on goals, and report on progress. The Company’s cross-functional ESG steering team is responsible for developing and executing its ESG strategy, proposing goals, approving and supporting initiatives, and embedding ESG into the corporate culture. The ESG steering team reports to Teradyne’s CEO and CFO. In addition, the Company has topic-specific working teams to address key ESG initiatives and a dedicated ESG manager who reports to the ESG steering team and drives these initiatives.

Detailed information regarding Teradyne’s ESG activities is available on its website at www.teradyne.com under the “Corporate Social Responsibility” link.

Human Capital Resources

The Board oversees the Company’s culture and its management of human capital. The Board believes that the Company’s future success depends upon its continued ability to attract, develop, and retain a high-performing workforce, comprised of people with shared values.

Corporate Culture

Teradyne’s core values are conducting business with honestly and integrity, collaborating with colleagues as a company without doors, and partnering with customers every step of the way. The Company is committed to conducting business in a responsible manner, with strategic operational policies, procedures and values that support transparency, sustainability and legal compliance. Teradyne ensures its employees ethically operate and fulfill business commitments through robust monitoring of the Company’s code of conduct and environmental, health and safety programs. The Company is committed to equality as evidenced by its nondiscrimination, harassment prevention and pay equity policies. Teradyne values a diverse, inclusive and respectful work environment where all employees enjoy challenging assignments and development opportunities within the framework of a safe, positive culture.

Competitive Pay and Benefits

The primary objective of Teradyne’s compensation program for employees generally is to provide a compensation and benefits package that will continue to attract, retain, motivate and reward high performing employees who operate in a highly competitive and technologically challenging environment. The Company seeks to achieve this objective by linking a significant portion of compensation to Company and business unit performance. Teradyne enables employees to share in the success of the Company through various programs including a stock purchase program, equity compensation and profit sharing and bonus plans. The Company seeks to provide competitive and fair total compensation and, to do so, refers to peer comparisons and internal equity. In addition to providing employees with competitive compensation packages, Teradyne offers benefits designed to meet the needs of employees and their families, including paid time off, parental leave, bereavement leave, health insurance coverage, flexible work arrangements, contributions to retirement savings, and access to employee assistance and work-life programs.

Employee Development and Training

Teradyne believes that employee development and training is a key factor in attracting, motivating, developing and retaining a strong, competitive workforce. The Company provides continual development opportunities to its employees, with a focus on development of job skills and competencies. Examples include new manager competencies like giving feedback and coaching, and training in software development tools and project management. Teradyne’s employees also receive annual performance reviews and are involved in setting goals for their own development and performance. Employees and managers look back on the previous year, review career development plans and create goals for the next year.

Teradyne is committed to recruiting and developing talent at the collegiate level to help advance Science, Technology, Engineering and Mathematics (“STEM”) education for the future generation. For example, the Company’s paid internships and entry-level positions offer real-world experience, and its paid co-op program offers higher education students a unique learning opportunity as students alternate one semester in a work assignment and one semester in the classroom. Additionally, Teradyne pays $5,250 per year for educational courses related to an employee’s work or as part of a degree program, including tuition, lab fees and books. The Company also offers a scholarship program for employees with college-age children and grandchildren.

Employee Engagement

Teradyne conducts regular employee surveys to check in with its global workforce and obtain input on a number of topics. The feedback received from these surveys helps management assess employee sentiment, identify areas of improvement and guides decision-making as it relates to people management. In addition, the Company’s CEO and other executives meet with employees on a frequent basis through exchange meetings and quarterly webcasts. The exchange meetings allow the executives to directly interact with a small group of employees, while the global webcasts enable all employees to engage with senior leaders and ask questions in an open Q&A session. The Company also offers employees an opportunity to network and connect with colleagues who share similar interests. This includes groups such as New Employees to Teradyne, Communities of Color, Women in Teradyne, Employees with Children, Blue and Green (for team members that are committed to the environment), Veteran’s Resource Group and LGBTQ+ Community.

Diversity and Inclusion; Community Engagement

Teradyne believes in fostering a diverse workforce and an equitable and inclusive culture in order to build a stronger and more resilient company for its customers, employees and communities. To support this effort, the Company has a Diversity and Inclusion Charter that was developed by its Diversity, Equity and Inclusion (“DEI”) executive sub-committee and designed to ensure that the Company builds diversity across its workforce. In 2021, the Company hired its first DEI program manager and launched an internal DEI website for employees. Teradyne has established programs for recruiting and hiring candidates from various backgrounds and experiences. The Company has implemented policies regarding gender pay equity and has conducted pay equity audits in the United States, which have not identified any pay equity issues in the employee populations tested. The Company conducts mandatory DEI-related training programs for our employees and also offers a wide variety of optional DEI-related training courses. For example, in 2021, managers participated in McKinsey Academy’s “Unlocking the Potential of Women” course. Teradyne is an equal opportunity/affirmative action employer committed to making employment decisions without regard to race, religion, ethnicity or national origin, gender, sexual orientation, gender identity or expression, age, disability, protected veteran status or any other characteristics protected by law.

Teradyne has a tradition of amplifying the charitable actions of its employees and responding to the needs of its communities. For example, in December 2021, the Philippines experienced a devastating typhoon and our operations in Cebu, Philippines were affected. Teradyne provided support services to many of its employees impacted by the typhoon and amplified employee donations to organizations helping recovery efforts in the region. To support positive change in society, Teradyne has donated to organizations supporting social justice and racial equality. Teradyne also sponsors the Massachusetts Conference for Women and the California Conference for Women, each of which offers opportunities for business networking, professional development and personal growth.

Additionally, advancing education for future generations is a primary initiative at Teradyne. The Company supports STEM programs at the middle, high school and collegiate level, including middle and high school robotics competitions, funding college scholarships and underwriting university programs to increase the diversity of STEM graduates. Teradyne also donates test equipment and robots to colleges, universities, and vocational programs.

The Company values its employees having diverse opinions about the best ways for the Company and the global society to continue to work towards eliminating bias. Teradyne believes that in the workplace it is important and expected that employees treat each other, and each other’s opinions, with respect and empathy, and focus on supporting each other in the Company’s business objectives, while demonstrating respect, dignity, inclusion, integrity and teamwork.

Health and Safety

The health and safety of its employees is the Company’s highest priority. Teradyne is committed to complying with all applicable regulatory health and safety requirements wherever it operates. The Company conducts internal audits and regular reviews and monitoring of regulations to ensure compliance with laws and regulations at the local, state, province and country levels. Teradyne ensures workers are provided with the knowledge to perform their jobs safely by deploying mandatory environment, health and safety training. The Company also requires contractors to complete safety training prior to working at any Teradyne site. The Company monitors, tracks and reports common safety metrics such as accidents, near misses and illness, and its injury and illness rate is below the industry average. Teradyne also provides its employees with a flexible and adjustable workspace, which includes reviewing ergonomics issues in the workplace, educating employees to self-identify risks and ensuring they have the work environment they need to do their jobs safely and effectively.

Throughout the COVID-19 pandemic, Teradyne’s primary concern has been ensuring the health and safety of its employees. At the onset of the pandemic, the Company made the decision to close its offices and implement work from home policies for most employees. During this time, Teradyne has also provided resources to enable employees to effectively manage remote work, such as web conferencing and project collaboration solutions and reimbursements for furniture and equipment for at-home offices. To protect those employees whose work requires them to be on-site, the Company implemented cleaning processes, access to personal protection equipment and other protocols to ensure their safety. Teradyne has encouraged its workforce to get fully vaccinated. Teradyne has also supported its global workforce during this time by sending regular all-employee communications, providing development opportunities for managers and employees to support working virtually in an effective manner, establishing emergency response teams to empower local decision-making, conducting surveys to check in with employees, sharing regular video updates from its leadership team, and establishing a well-defined return to work process.

Board Oversight of Risk

Management is responsible for the day-to-day management of risks to the Company, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. Management attends regular Board and committee meetings and discusses with the Board and committees various risks confronting the Company, including operational, cybersecurity and information security, legal, market and competitive risks as well as the risks to the Company, its business and its employees due to the COVID-19 pandemic. Management and the Board have not identified any risks arising from Teradyne’s compensation plans, policies and practices for the executives or employees that are reasonably likely to have a material adverse effect on the Company.

Information technology and data security, particularly cybersecurity, is a top area of focus for the Board, which views our diligence and improvement in these areas as essential for the success of the Company. The Board of Directors is actively involved in overseeing cybersecurity risk management, both through annual presentations given by members of management during Board of Directors meetings as well as quarterly reports from the Audit Committee on its cybersecurity risk oversight activities. The Audit Committee meets with members of management to review the Company’s information technology and data security policies and practices, and to assess current and projected threats, cybersecurity incidents, and related risks. Teradyne has a dedicated Chief Information Security Officer, whose team advises the Company on cybersecurity risks and assesses the effectiveness of information technology and data security processes, and who regularly leads discussions about cybersecurity risk management with the Board.

Related Party Transactions

Under Teradyne’s written “Conflict of Interest Policy,” which is part of Teradyne’s Code of Conduct, the General Counsel notifies the Audit Committee of any investment or other arrangement to be entered into by Teradyne that could or would be perceived to represent a conflict of interest with any of the executive officers or directors. Every year Teradyne makes an affirmative inquiry of each of the executive officers and directors as to their existing relationships. Teradyne reports any potential conflicts identified through these inquiries to the Audit Committee. No potential conflicts were identified in 2021.

Shareholder Communications with Board of Directors

Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing to the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, and other similarly frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Under Teradyne’s Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. All directors attended the 2021 Annual Meeting of Shareholders held on May 7, 2021.

Board Meetings

The Board met four times during the year ended December 31, 2021. The non-employee directors, all of whom are independent, held executive sessions in which they met without management after its regularly scheduled meetings during 2021. The Chair of the Board presides over all Board meetings and each executive session. During 2021, each director attended at least 75% of the total number of meetings of the Board and committee meetings held while such person served as a director. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Governance” section of the “Investor Relations” link, provide a framework for the conduct of the Board’s business.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In accordance with the listing standards of Nasdaq, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edwin J. Gillis*	Timothy E. Guertin*	Timothy E. Guertin
Mercedes Johnson	Peter Herweck	Peter Herweck
Ford Tamer	Marilyn Matz	Marilyn Matz*
Paul J. Tufano

*	Committee Chair

The Board will appoint committee members for the 2022-2023 term following the election of directors at the 2022 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee has four members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Audit Committee’s oversight responsibilities, described in greater detail in its charter, include, among other things:

•	overseeing matters relating to the financial disclosure and reporting process, including the system of internal controls;

•	reviewing the internal audit function and annual internal audit plan;

•	supervising compliance with business ethics and legal and regulatory requirements;

•	reviewing the Company’s cybersecurity program;

•

reviewing and approving the appointment, compensation, activities, and independence of the independent registered public accounting firm including the selection of the lead audit partner who is rotated every 5 years; and

•	conducting a financial risk assessment.

The Audit Committee met eight times during 2021. The responsibilities of the Audit Committee and its activities during 2021 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	oversight of and assessment of the risks associated with Teradyne’s compensation programs, policies and practices;

•	recommending changes and/or recommending the adoption of new compensation plans to the Board, as appropriate;

•	reviewing and recommending to the Board each year the compensation for non-employee directors;

•	evaluating and recommending to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer; and

•	reviewing and approving of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of independent advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and assists in administering the compensation plans and programs.

The Compensation Committee met six times during 2021.

The Compensation Committee has retained Compensia, Inc. (“Compensia”), an executive compensation consulting firm, to assist it in carrying out its duties and responsibilities regarding executive and non-employee director compensation. In 2021, this engagement involved preparing (1) an executive officer compensation competitive analysis; (2) a director compensation competitive analysis; (3) a peer group analysis; and (4) a tally sheet analysis for executive officers. To maintain the independence of its advice, Compensia provides no services to Teradyne other than the services provided to the Compensation Committee. In addition, the Compensation Committee conducts annually a conflict of interest assessment for Compensia and any other independent advisors engaged during the year using the factors applicable to compensation consultations under SEC rules and the listing standards of Nasdaq, and, for 2021, no conflict of interest was identified.

The Compensation Committee also uses proprietary compensation surveys prepared by Radford, a global compensation consultant focused on technology companies.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors in accordance with SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. None of Teradyne’s executive officers serves on the Compensation Committee of any of the companies in which the directors are officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things, to:

•	identify individuals qualified to become Board members;

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders;

•	develop and recommend to the Board a set of corporate governance principles;

•	oversee and advise the Board with respect to corporate governance matters;

•	review the Company’s environmental, social and governance program; and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including recommendations from existing Board members, executive officers, and shareholders and through engagements with executive search firms. The Nominating and Corporate Governance Committee regularly reviews Board composition, skills, diversity and succession plans.

Non-employee directors must notify the Nominating and Corporate Governance Committee if the director experiences a change of position from that held upon first becoming a member of the Board. Upon any such notification, the Nominating and Corporate Governance Committee will review the potential impact on the director’s independence and the appropriateness of the director’s continued membership on any Board committees under the circumstances. Teradyne’s Corporate Governance Guidelines also provide that the continuation of a former Chief Executive Officer of the Company on the Board is a matter to be decided by the Board, upon recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met four times during 2021.

Director Compensation

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Every year, Compensia, the Compensation Committee’s independent compensation consulting firm, conducts an analysis of director compensation, including a review of benchmark data, and reports to the Committee any recommendations regarding director compensation. The Compensation

Committee considers Compensia’s annual recommendations as part of its annual review of director compensation. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee. Directors who are employees of Teradyne receive no compensation for their service as a director.

Cash Compensation

In 2021, the non-employee directors were compensated at the rate of $80,000 per year. Additional fees paid to certain non-employee directors in 2021 were as follows:

•	The Board Chair received an additional $65,000 per year;

•	The Chair of the Audit Committee received an additional $30,000 per year;

•	The Chair of the Compensation Committee received an additional $20,000 per year; and

•	The Chair of the Nominating and Corporate Governance Committee received an additional $15,000 per year.

Stock-Based Compensation

Each non-employee director receives an annual equity award having a fair market value equal to $200,000 on the earlier of (i) the date of the Annual Meeting of Shareholders or (ii) the last Thursday in May. This annual equity award, which is delivered in the form of restricted stock units, vests in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the following year’s Annual Meeting of Shareholders.

Each new non-employee director is granted an equity award on the date first elected or appointed to the Board having a fair market value equal to $200,000, pro-rated to reflect the period between the director’s date of election or appointment and the date of the next annual board grant. This equity award, which is also delivered in the form of restricted stock units, vests in full on the date of the next annual equity award grant.

Equity awards to directors are granted under the shareholder-approved 2006 Equity and Cash Compensation Incentive Plan, which limits the aggregate amount or value, as applicable, of total annual cash and equity compensation that may be paid or granted, as applicable, to non-employee directors to an amount not to exceed $750,000.

Director Deferral Program

The non-employee directors may elect to defer receipt of their cash and/or equity awards and have the compensation notionally invested into (1) an interest-bearing account (based on ten-year Treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If a non-employee director elects to participate in this deferral program, he or she will receive either the cash value of the interest-bearing account or the shares of the Company’s common stock underlying the DSUs, in either case, within 90 days following the end of his or her board service.

Director Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of the non-employee directors with those of the Company’s shareholders and ensure that the directors have an ongoing financial stake in the Company’s success. Pursuant to the guidelines, the non-employee directors are expected to attain (within five years from the date of initial election to the Board) and maintain an investment level in shares of the Company’s common stock equal to five times their annual cash retainer. Shares subject to the stock ownership guidelines do not include any unvested restricted stock units. All of the non-employee directors other than Mr. Herweck, who joined the Board in 2020, met the ownership guidelines as of December 31, 2021.

Director Compensation Table for 2021

The table below summarizes the compensation Teradyne paid to the non-employee directors for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash($) (1)	Stock Awards($) (2)(3)	Total($)
Michael A. Bradley	$80,000	$199,449	$279,449
Edwin J. Gillis	$110,000	$199,449	$309,449
Timothy E. Guertin	$100,000	$199,449	$299,449
Peter Herweck	$80,000	$199,449	$279,449
Mercedes Johnson	$80,000	$199,449	$279,449
Marilyn Matz	$95,000	$199,449	$294,449
Ford Tamer(4)	$11,739	$98,434	$110,173
Paul J. Tufano	$122,321	$199,449	$321,770
Roy A. Vallee(5)	$50,989	$—	$50,989

(1)

The non-employee directors were compensated at the rate of $80,000 per year. Mr. Gillis received an additional $30,000 as Chair of the Audit Committee. Mr. Guertin received an additional $20,000 as Chair of the Compensation Committee. Ms. Matz received an additional $15,000 as Chair of the Nominating and Corporate Governance Committee. Mr. Tufano received an additional $65,000 as Chair of the Board pro-rated daily from May 7, 2021 through December 31, 2021. Mr. Vallee received an additional $65,000 as Chair of the Board pro-rated daily to reflect the period between January 1, 2021 and Mr. Vallee’s retirement from the Board on May 7, 2021. Messrs. Herweck and Tufano each elected to defer receipt of his cash fees for 2021 and have the fees invested into a DSU account.

(2)

The amounts reported in the “Stock Awards” column represent the grant date fair value of the annual 2021 restricted stock unit awards calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. For a discussion of the assumptions underlying this valuation, please see Note Q to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3)

As of December 31, 2021, each then-serving non-employee director, other than Mr. Tamer, held 1,561 restricted stock units with an expected vesting date of May 7, 2022. Mr. Tamer received an equity award on November 8, 2021, the date he was appointed to the Board, of 686 restricted stock units having a fair market value of $98,434, which is equal to $200,000 pro-rated daily to reflect the period between Mr. Tamer’s date of appointment and the date of the next annual equity award grant for the non-employee directors on May 13, 2022; these restricted stock units will vest in full on May 13, 2022. As of December 31, 2021, Mr. Gillis held 17,485 DSUs, Mr. Guertin held 55,480 DSUs, Mr. Herweck held 618 DUSs, and Mr. Tufano held 41,080 DSUs.

(4)	Mr. Tamer was appointed to the Board as of November 8, 2021. His annual Board fee and stock award were each pro-rated based on his expected Board service through May 13, 2022.
(5)	Mr. Vallee retired from the Board as of May 7, 2021.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Teradyne’s directors, executive officers and any person who owns more than 10% of Teradyne’s common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and Nasdaq. Based solely on a review of these forms and written representations received from the directors and executive officers, Teradyne believes that all Section 16 filing requirements were met during the year January 1, 2021 through December 31, 2021, except a Form 4 for each of Messrs. Herweck and Tufano was filed late on October 6, 2021 and each reported the deferral of quarterly cash compensation into deferred stock units (“DSUs”) that occurred on September 30, 2021 and a Form 4 for each of Messrs. Gillis, Guertin and Tufano was filed late on October 18, 2021 and each reported the deferral of quarterly cash dividends into DSUs that occurred in each quarter from June 2, 2014 through September 24, 2021.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Audit Committee Report

In 2022, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2021 and met with both management and PricewaterhouseCoopers LLP (“PwC”), Teradyne’s independent registered public accounting firm, to discuss those financial statements.

The Audit Committee also reviewed the report of management contained in Teradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC, as well as PwC’s report included in Teradyne’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with PwC the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on these reviews and discussions with management and PwC, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

AUDIT COMMITTEE

Edwin J. Gillis (Chair)

Mercedes Johnson

Ford Tamer

Paul J. Tufano

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PwC, Teradyne’s independent registered public accounting firm, for the fiscal years ended December 31, 2021 and December 31, 2020.

	2021	2020
Audit Fees	$2,974,000	$2,752,077
Audit-Related Fees	—	—
Tax Fees	967,906	388,622
All Other Fees	1,655	2,756

Total:	$3,943,561	$3,143,455

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of Teradyne’s annual financial statements and internal control over financial reporting for fiscal years 2021 and 2020. These fees include the review of Teradyne’s interim financial statements included in its quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with other statutory and regulatory filings or engagements.

Audit-Related Fees

None.

Tax Fees

Tax Fees in 2021 and 2020 were for professional services related to global tax planning and compliance matters.

All Other Fees

All Other Fees are fees for services other than audit fees, audit-related fees and tax fees. In 2021 and 2020, the fees were related to financial statement disclosure and technical accounting software licenses.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

During 2021 and 2020, the Audit Committee pre-approved all audit and other services performed by PwC.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent registered public accounting firm, the Audit Committee adopted a policy for the pre-approval of certain specified services that may be provided by the independent registered public accounting firm. The services set forth on the pre-approved list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, management informs the Audit Committee, at least annually or more frequently upon its request, if the Company uses any pre-approved service and the fees incurred in connection with that service.

OWNERSHIP OF SECURITIES

The following table sets forth as of March 17, 2022 information relating to the beneficial ownership of Teradyne’s common stock by each director, each named executive officer and all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Michael A. Bradley(3)	24,815	*
Edwin J. Gillis	41,679	*
Charles J. Gray	16,683	*
Timothy E. Guertin	67,793	*
Peter Herweck	3,145	*
Mark E. Jagiela	243,566	*
Mercedes Johnson	18,344	*
Marilyn Matz	9,627	*
Sanjay Mehta	16,712	*
Bradford B. Robbins	65,531	*
Gregory S. Smith	20,326	*
Ford Tamer	10,572	*
Paul J. Tufano	47,882	*
All executive officers and directors as a group (13 people consisting of 5 executive officers and 8 non-employee directors)(4)	586,675	0.36%

*	less than 1%
(1)

Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.

(2)

Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of March 17, 2022, (ii) are subject to restricted stock units which vest within 60 days of March 17, 2022, or (iii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Bradley 1,561 shares; Mr. Gillis, 19,046 shares (including 17,485 shares issuable pursuant to the Deferral Plan); Mr. Gray, 683 shares; Mr. Guertin, 57,041 shares (including 55,480 shares issuable pursuant to the Deferral Plan); Mr. Herweck, 2,179 shares (including 618 shares issuable pursuant to the Deferral Plan); Mr. Jagiela, 33,335 shares; Ms. Johnson, 1,561 shares; Ms. Matz, 1,561 shares; Mr. Mehta, 6,639 shares; Mr. Robbins, 26,512 shares; Mr. Smith, 3,117 shares; Mr. Tamer, 686 shares; Mr. Tufano, 42,641 shares (including 41,080 shares issuable pursuant to the Deferral Plan); all directors and executive officers as a group, 196,562 shares (including 114,663 shares issuable pursuant to the Deferral Plan).

(3)	Includes 24,815 shares of common stock over which Mr. Bradley shares voting and dispositive power with his wife.
(4)

The group is comprised of Teradyne’s executive officers and directors on March 17, 2022. Includes (i) an aggregate of 67,414 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of March 17, 2022 granted under the stock plans, (ii) an aggregate of 14,485 shares of common stock which the directors and executive officers as a group will acquire by the vesting of restricted stock units within 60 days of March 17, 2022, and (iii) an aggregate of 114,663 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

The following table sets forth certain persons who, based upon Schedule 13G filings made since December 31, 2021, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(4)
The Vanguard Group, Inc.(1)	17,973,761	11.03%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
BlackRock, Inc.(2)	13,226,482	8.1%
55 East 52nd Street New York, New York 10055
FMR LLC (3)	10,039,593	6.154%
245 Summer Street Boston, Massachusetts 02210

(1)

As set forth in Amendment No. 13 to a Schedule 13G, filed on February 10, 2022, The Vanguard Group, Inc. had, as of December 31, 2021, sole dispositive power with respect to 17,293,424 shares, shared dispositive power with respect to 680,337 shares, sole voting power with respect to 0 shares, and shared voting power with respect to 276,985 shares.

(2)

As set forth in Amendment No. 11 to a Schedule 13G, filed on February 1, 2022, BlackRock, Inc. had, as of December 31, 2021, sole dispositive power with respect to all of the shares and sole voting power with respect to 11,836,214 shares.

(3)

As set forth in Schedule 13G, filed on February 9, 2022, FMR LLC had, as of December 31, 2021, sole dispositive power with respect to all of the shares and sole voting power with respect to 1,029,032 shares.

(4)	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2021.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information with respect to the following persons who, pursuant to SEC rules, constitute our “named executive officers” for 2021:

•	Mark E. Jagiela, President and Chief Executive Officer;

•	Sanjay Mehta, Vice President, Chief Financial Officer, and Treasurer;

•	Charles J. Gray, Vice President, General Counsel and Secretary;

•	Bradford B. Robbins, President, Wireless Test Division; and

•	Gregory S. Smith, President, Industrial Automation Group.

This Compensation Discussion and Analysis describes the material elements of Teradyne’s executive compensation program during the fiscal year ended December 31, 2021. It also provides an overview of the Company’s executive compensation philosophy, as well as the Company’s principal compensation policies and practices as they relate to executive compensation. Finally, it analyzes how and why the Compensation Committee of the Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for the Company’s executive officers, including the named executive officers, in 2021, and discusses the key factors that the Compensation Committee considered in determining the compensation of the named executive officers.

2021 Executive Compensation Summary

Teradyne is a leading global supplier of automation equipment for test and industrial applications. The Company designs, develops, manufactures and sells automatic test systems used to test semiconductors, wireless products, data storage and complex electronics systems in many industries including the consumer electronics, wireless, automotive, industrial, computing, communications, aerospace and defense industries. Teradyne’s industrial automation products include collaborative robotic arms, autonomous mobile robots and advanced robotic control software used by global manufacturing, logistics and light industrial customers to improve quality, increase manufacturing and material handling efficiency and decrease manufacturing and logistics costs. The automatic test equipment and industrial automation markets are highly competitive and characterized by rapid changes in demand that necessitate adjusting operations and managing spending prudently across business cycles.

In 2021, the Company increased revenue by 19% to $3.7 billion, generated significant free cash flow of $966 million2, grew GAAP earnings 30% to $5.56 per share, and grew non-GAAP earnings 29% to $5.98 per share, the eighth consecutive year of earnings per share growth. The Company continued to grow sales in its semiconductor test, memory test, wireless test, and system test businesses in 2021. The Company’s industrial automation business also grew in 2021 after not having done so in 2020 due to the global industrial downturn as well as the impact of the COVID-19 pandemic. Beyond strong financial performance, the Company introduced new products in growing segments across its test and industrial automation businesses to expand its served markets and position itself for continued growth. In 2021, the Company navigated through supply, operations, logistics and staffing issues to meet the challenging delivery and support needs of its customers in the expanding test and automation markets and kept its research and development programs largely on track despite the continuing pandemic. Despite the challenges faced, in 2021, the Company was able to significantly grow revenues and earnings per share while continuing to invest for long-term, future growth and maintaining financial discipline.

[2]

See Appendix A of this proxy statement for additional information regarding the non-GAAP financial measures discussed in this Compensation Discussion and Analysis section (PBIT and non-GAAP earnings) and reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Throughout the COVID-19 pandemic, Teradyne’s primary concern has been ensuring the health and safety of its employees. At the onset of the pandemic, the Company made the decision to close its offices and implement work from home policies for most employees. During this time, Teradyne has also provided resources to enable employees to effectively manage remote work, such as web conferencing and project collaboration solutions and reimbursements for furniture and equipment for at-home offices. To protect those employees whose work requires them to be on-site, the Company implemented cleaning processes, access to personal protection equipment and other protocols to ensure their safety. Teradyne has encouraged its workforce to get fully vaccinated. Teradyne has also supported its global workforce during this time by sending regular all-employee communications, providing development opportunities for managers and employees to support working virtually in an effective manner, establishing emergency response teams to empower local decision-making, conducting surveys to check in with employees, sharing regular video updates from our leadership team, and establishing a well-defined return to work process. Teradyne continues to monitor the evolving nature of the COVID-19 pandemic and its impact on its employees, business, results of operations, financial condition, liquidity and cash flows.

In 2021, the Company returned $666 million to shareholders through its dividend and share repurchase programs. In January 2022, the Company announced it planned to repurchase $750 million in shares in 2022 pursuant to its $2 billion repurchase program authorized by the Board in January 2021. The Company also announced a 10% increase to its quarterly dividend to $0.11 per share. The dividend and repurchase programs reflect the Company’s confidence in its business and the ability to return capital to its shareholders while retaining sufficient financial flexibility to pursue growth opportunities through both internal investments and acquisitions.

2021 performance-based variable cash compensation for the named executive officers and other employees was tied to the Company’s annual rate of profitability, a two-year rolling revenue growth rate metric, and the achievement of strategic business objectives, including market share gains, revenue and bookings goals, profit and gross margin targets, strategic customer design-in wins and new product launches. This program resulted in compensation for the Company’s named executive officers for 2021 that reflects the Company’s challenging performance goals for this year and its performance in achieving those goals. For purposes of 2021 variable cash compensation, the two-year rolling revenue growth rate that results in the maximum payout for the revenue growth metric was 15% and the annual PBIT rate that results in the maximum payout for the profitability metric was 30%. In 2021, the maximum payout for these metrics was achieved due to the Company’s PBIT rate of 33% and two-year rolling revenue growth rate of 26%. As a result of these revenue and PBIT results, as well as the achievement of certain strategic goals in 2021, the executive officers received variable cash compensation payouts ranging from 167% to 185% of their target awards.

In 2021, the Company’s long-term performance criteria for performance-based restricted stock unit awards included both a relative total shareholder return metric and a cumulative PBIT metric, each measured at the end of a three-year performance period, consistent with the Company’s long-term goal to deliver profitability and superior return to shareholders. The relative total shareholder return metric is based on a comparison of the Company’s total shareholder return to the performance of the NYSE Composite Index. For the PBIT metric, the Company increased the three-year cumulative target PBIT rate from 19% to 20% and maintained the PBIT rate required to achieve maximum payout at 30%. The final number of shares earned for the performance-based restricted stock unit awards granted in 2021 will be determined in January 2024. With respect to the performance-based restricted stock unit awards that were eligible to be earned based on 2019-2021 performance, 200% of the target award was earned based on the Company’s performance having exceeded the maximum payout goals for each of the relative total shareholder return metric and the cumulative PBIT metric for this period.

The Compensation Committee believes that the executive compensation for 2021 is reasonable and appropriate and is justified by the performance of the Company and its achievement of its financial and strategic goals.

The variance in compensation of the named executive officers year over year demonstrates the alignment between pay and performance. The actual performance-based variable cash compensation paid to the named executive officers from 2016 to 2021 has varied from 79% to 185% of target depending on the strength of Company performance as compared to objectives in the applicable year.

•

In 2016, after multiple years of achieving PBIT goals at sustained revenue levels, the Company established even more challenging performance goals and added a two-year rolling revenue growth rate metric as an element of the variable cash compensation plan to reinforce the importance of achieving short- and long-term revenue growth as well as achieving its profitability goals. In 2016, the Company grew revenue by 7%, to $1.75 billion, while generating significant free cash flow, maintaining its rate of profitability and achieving market share and other strategic goals. Due to the more challenging performance metrics for 2016, the executive officers received lower variable cash compensation payouts than they received for comparable Company performance in prior years with a range between 79% and 116% of target.

•

In 2017, the Company grew revenue by 22% to $2.14 billion while generating significant free cash flow, increasing its rate of profitability and achieving market share and other strategic goals. As a result, the variable cash compensation payouts for the executive officers increased to a range of 158% to 181% of target.

•

In 2018, after successive years of achieving PBIT goals at sustained revenue levels, the Company increased the PBIT rate target for variable cash compensation from 15% to 17% and increased the percentage PBIT required for maximum variable cash compensation payout from 25% to 30%. In 2018, the Company earned revenue of $2.1 billion while generating significant free cash flow, increasing earnings per share, and producing record gross margins. As a result of the more challenging performance metrics, the variable cash compensation payout for the executive officers ranged from 149% to 158% of target.

•

In 2019, the Company once again established more challenging performance goals by increasing the PBIT target from 17% to 19% for performance-based variable cash compensation, increasing the target two-year rolling revenue growth rate for variable cash compensation from 3% to 5%, increasing the revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 10% to 15%, and increasing the three-year cumulative PBIT rate component of the long-term performance criteria for performance-based restricted stock units from 17% to 19%. In 2019, the Company increased revenue by 9%, to $2.3 billion, generated significant free cash flow and increased earnings per share for the sixth consecutive year while achieving certain strategic goals. However, due to the more challenging performance metrics for 2019, the executive officers received lower variable cash compensation payouts than they received for comparable Company performance in 2017 and 2018. The variable cash compensation payouts for 2019 for the executive officers ranged from 124% to 137%.

•

In 2020, due to the Company’s consistent superior performance, business forecast, and peer benchmarking and global survey data, the Company increased the two-year rolling revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 15% to 17%. Despite the COVID-19 pandemic, in 2020, the Company increased revenue by 36% to $3.1 billion, generated significant free cash flow, grew GAAP earnings 65% to $4.28 per share, and grew non-GAAP earnings 62% to $4.62[3] per share, the seventh consecutive year of earnings per share growth, while achieving certain strategic goals. As result, in 2020, the variable cash compensation payouts for the executive officers ranged from 168% to 170%.

[3]

See Appendix A of this proxy statement for additional information regarding the non-GAAP financial measures discussed in this Compensation Discussion and Analysis section (PBIT and non-GAAP earnings) and reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

•

In 2021, the Company increased revenue by 19% to $3.7 billion, generated significant free cash flow of $966 million4, grew GAAP earnings 30% to $5.56 per share, and grew non-GAAP earnings 29% to $5.98 per share, the eighth consecutive year of earnings per share growth, while achieving certain strategic goals. As result, in 2021, the variable cash compensation payout for Messrs. Jagiela, Mehta and Gray, which is calculated by measuring total Company performance (Company-wide profit, company-wide revenue performance, and a weighted averaging formula, based on division revenue, of the performance of all divisions against division goals), was 182%. The variable cash compensation payout for Mr. Robbins was 185% as the formula for his payout is divided equally between the performance of the Wireless Test Division (187%) and total Company performance (182%). The variable cash compensation payout for Mr. Smith was 167% as the formula for his payout is divided equally between the performance of the Industrial Automation Group (152%) and total company performance (182%).

While this variance in compensation demonstrates that the program effectively rewards the executive officers when there is superior performance by the Company and appropriately adjusts compensation downward in the case of less-than-superior performance, the Compensation Committee continues to review the executive compensation program and its mix of short- and long-term incentives to ensure it reflects the correct balance between short-term financial performance and long-term shareholder return. The Committee also continues to establish challenging performance metrics reflecting the Company’s business objectives and strategy.

For example, in 2021, after a review of peer benchmarking and global survey data and the financial performance of our peer group companies over the short- and longer-term, the Compensation Committee (a) increased the PBIT target from 19% to 20% for variable cash compensation while maintaining the PBIT rate required to achieve maximum payout at 30%, (b) decreased the two-year rolling revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 17% to 15% while maintaining the target revenue growth rate at 5%, and (c) increased the target for three-year cumulative PBIT rate component of the long term performance criteria for performance-based restricted stock units from 19% to 20% while maintaining the PBIT rate required to achieve maximum payout at 30%. Each year, the Compensation Committee bases these targets and maximum payout goals in part on the performance of the Company relative to its peers.

Teradyne has instituted a variety of compensation policies and practices to foster and maintain best practices for executive compensation. The Compensation Committee reviews these practices on a regular basis. Teradyne’s current policies and practices related to compensation and governance include the following:

•	Executive officer stock ownership guidelines requiring significant ownership;

•	Appropriate balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results;

•	Multiple performance objectives used in the determination of variable cash compensation and performance-based stock awards;

•	Engagement of an independent compensation consultant to advise the Compensation Committee on executive compensation matters;

•	Executive officers’ change-in-control agreements contain a double trigger for acceleration of equity awards requiring a qualifying termination following a change-in-control;

•	Recoupment of incentive compensation from executives for fraud resulting in financial restatement;

•	Policy prohibiting executives from pledging Teradyne common stock; and

•

Policy prohibiting executives from hedging Teradyne stock (through short selling or the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars or other derivative instruments).

Executive Compensation Objectives

The objective of the executive compensation program is to provide a competitive level of compensation that:

1)	aligns the interests of the executive officers with the shareholders;

2)	links executive officer compensation closely to corporate performance;

3)	motivates the executive officers to achieve the Company’s short-term and long-term operating and financial goals without encouraging excessive or inappropriate risk taking; and

4)	assists in attracting and retaining qualified executive officers.

In setting compensation levels for the executive officers (or in the case of the Chief Executive Officer, in making recommendations about such levels to the independent members of the Board), the Compensation Committee takes into account such factors as internal equity, competitive market data (drawn from peer company and survey information), other benefits provided, individual and corporate performance and the general and industry-specific business environment, as well as the roles and responsibilities of each executive officer.

Role of the Compensation Committee

The Compensation Committee’s role is to fulfill certain responsibilities of the Board relating to compensation for the Company’s executive officers, and to review and oversee the administration of equity-based incentives, profit sharing, deferred compensation, retirement and pension plans, and other compensatory plans. The Compensation Committee recommends to the independent members of the Board all aspects of the Chief Executive Officer’s compensation and is also responsible for approving all aspects of the other executive officers’ compensation. The Compensation Committee has the authority to select, retain and terminate compensation consultants, independent counsel and such other advisors as it determines necessary to carry out its responsibilities and approve the fees and other terms of retention of any such advisors. In 2021, as in prior years, it engaged the independent compensation consulting firm Compensia as its compensation consultant.

Role of Executive Officers in Determining Executive Pay

The Chief Executive Officer makes individual compensation recommendations for the other executive officers to the Compensation Committee for its review and consideration. The Compensation Committee’s compensation consultant and members of the Company’s human resources department provide competitive market information for comparative purposes. The executive officers do not determine any element of their own compensation or their total compensation amount.

Competitive Positioning

To ensure its compensation is competitive, the Company makes extensive use of comparative data for its worldwide employee programs and its executive officer compensation. This includes data gathered from surveys, the Compensation Committee’s compensation consultant and public filings.

For purpose of determining 2021 compensation, the Compensation Committee asked Compensia to develop a competitive analysis of Teradyne’s peer companies, to analyze executive pay packages and to advise on the relationship of the Company’s short-term and long-term performance incentives to total compensation. In November 2020, Compensia recommended to the Compensation Committee a peer group that reflects organizations of comparable size (revenue and market capitalization) and operations (product type and geographic scope) to Teradyne and that provides an appropriate sample size for comparisons. The Compensation Committee reviewed and approved a peer group that included the 17 companies listed below:

Teradyne Peer	Revenue –Latest 4 Quarters (as of 10/12/20) ($MM)	Market Capitalization (30-day average as of 10/12/20) ($MM)
Arista Networks	$2,271	$15,923
Cadence Design Systems	$2,436	$29,521
Ciena	$3,672	$6,636
Entegris	$1,682	$9,598
FLIR Systems	$1,893	$4,688
Keysight Technologies	$4,121	$18,351
KLA-Tencor	$5,806	$29,680
Marvell Technology	$2,801	$26,576
Maxim Integrated	$2,191	$18,132
MKS Instruments	$2,042	$6,121
National Instruments	$1,319	$4,704
PTC	$1,402	$9,964
Qorvo	$3,251	$14,687
Skyworks Solutions	$3,226	$23,843
Trimble Navigation	$3,134	$12,518
Xilinx	$3,040	$25,280
Zebra Technologies	$4,330	$14,030
Median	$2,801	$14,687
Teradyne	$2,780	$13,214

At the time the peer group was approved, Teradyne was at the median of the peer group in terms of revenue (50th percentile), but below the median of the peer group in terms of market capitalization (40th percentile).

During 2021, for purposes of setting 2022 compensation, Compensia recommended that the Compensation Committee (1) remove FLIR Systems, Maxim Integrated Products, and Xilinx from the peer group due to acquisitions, (2) remove National Instruments due to its lower market capitalization and (3) add Microchip Technology, NetApp, ON Semiconductor, and Rockwell Automation to the peer group because these companies had appropriate levels of revenue and market capitalization and otherwise met the criteria required for inclusion in the peer group.

The Compensation Committee augmented the peer group data with data from the Radford Global Survey. From this survey, the Company used reported data for its peer group companies as well as all technology companies with industry and financial characteristics generally aligned with our peers and with annual revenues between $1 billion and $6 billion and market capitalizations between $4.8 billion and $44 billion.

Executive Compensation Program

The Board has implemented an executive compensation program that fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short-term and long-term performance targets that are important to the Company and its shareholders. This approach is designed to focus the executive officers on creating shareholder value over the long-term and on delivering exceptional performance throughout fluctuations in business cycles.

The following charts illustrate performance-based target compensation for the Chief Executive Officer and the other named executive officers (as a group) as a percentage of total target compensation for 2021. For purposes of the charts, performance-based restricted stock units are valued based on target.

Target Cash Compensation

Target cash compensation includes base salary and performance-based variable cash compensation at target. Base salary is designed to attract and retain talented executives and to provide a stable source of income. Variable cash compensation links the executive officers’ cash compensation to the Company’s annual and strategic performance objectives and motivates the executive officers to achieve Teradyne’s financial, operating, and growth goals.

Each January, the Compensation Committee sets target cash compensation for each executive officer, other than the Chief Executive Officer. The independent members of the Board set the target cash compensation for the Chief Executive Officer. The goal is that the total target cash compensation for each executive officer should be competitive with that of individuals holding similar roles and responsibilities as reflected by the peer group and global survey data. The Committee and the Board also consider the performance of the Company relative to its peers, individual performance, the role and responsibilities of the executive officer, and other benefits available to the executive officers, including Teradyne’s Cash Profit Sharing Plan.

Additionally, each January, the Compensation Committee establishes the specific performance measures and formulas for the year’s variable cash compensation program. The performance-based variable cash compensation goals are based on: (1) a baseline formula for non-GAAP profit rate before interest and taxes or PBIT percentage; (2) a two-year rolling revenue growth rate; and (3) measurable operating, financial and strategic goals. PBIT is a non-GAAP financial measure equal to GAAP income from operations excluding restructuring and other, net; amortization of acquired intangible assets; acquisition and divestiture related charges or credits; pension actuarial gains and losses; non-cash convertible debt interest expense; and other non-recurring gains and charges. This PBIT metric used by the Compensation Committee in the variable cash compensation calculation is the same as the PBIT metric reported by the Company in the financial statements accompanying its quarterly earnings releases. The performance-based variable cash compensation, depending on the named executive officer, is determined by a formula comprised of either company-wide or divisional PBIT percentage, company-wide or divisional revenue growth, and the performance against key operating, financial and strategic goals by the Company’s business divisions. The revenue growth metric contributes 30% toward the target variable cash compensation payout with the PBIT metric contributing 40% and the operating, financial and strategic goals contributing 30%. The maximum payout under this program is 200% of target.

In establishing the performance target levels for the financial performance measures, the Compensation Committee sets the PBIT rate and the revenue growth rate at a level it believes to be appropriate for the businesses in which the Company operates, and sets other operating and financial goals based on the specific objectives of the Company for the year, as well as certain strategic objectives. These operating, financial and strategic goals may include strategic customer wins, market share gains, gross margin and profitability goals, new product introductions, engineering project milestones, cost controls and growth targets – the achievement of which positively impact the Company’s long-term performance. Teradyne is not disclosing the specific performance target levels for these goals in this Compensation Discussion and Analysis section because they represent confidential, commercially sensitive information that Teradyne does not disclose to the public and it believes, if disclosed, would cause competitive harm. The target levels for such performance measures, such as product development, market share, new product introductions and margin goals for new and existing products, are inherently competitive and, if disclosed, would provide valuable insight into specific customers, markets and areas where Teradyne is focusing.

The Compensation Committee sets operating, financial and strategic goals for the variable cash compensation program to align executive compensation with both the Company’s short-term financial and operating strategy and its long-term profitable growth strategy. In developing the variable cash compensation program, the Compensation Committee takes into account that these goals are difficult to achieve because they are heavily contingent upon multiple factors, including technological innovations, customer demand and the actions of competitors. The target levels for the measures to improve competitive positioning are challenging due to the strong competition within the Company’s markets, while technical and engineering innovations make product development goals difficult to achieve in a fixed time frame.

Following the close of each fiscal year, management reviews the performance of the Company against each pre-established goal and prepares a calculation of variable cash payout based on the review. The performance review and calculation are then presented to the Compensation Committee for its review. Based on the performance of the divisions or the Company as a whole, as applicable, and the performance against the operating, financial and strategic goals, the variable cash compensation then is determined by the independent members of the Board for the Chief Executive Officer and by the Compensation Committee for the other named executive officers.

Equity Compensation

Equity compensation is designed to align executive compensation with shareholder return, motivate longer-term Company performance, and attract, retain and reward talented individuals. Teradyne’s equity compensation program provides three types of equity incentives: (1) time-based restricted stock unit awards which vest in equal installments annually over four years conditioned upon continued service, supporting the Company’s employee retention efforts; (2) performance-based restricted stock unit awards, split equally between awards that vest based on the achievement of relative total shareholder return and cumulative PBIT percentage, in each case, measured at the end of a three-year performance period; and (3) stock options granted with an exercise price equal to the closing price of a share of Teradyne common stock on the date of grant, which vest in equal installments annually over four years conditioned upon continued service, where executives only benefit if the Company’s stock price appreciates.

Equity awards are made under the shareholder-approved 2006 Equity and Cash Compensation Incentive Plan. The grant date value of awards granted to the executive officers are based upon peer group data provided by the Company’s independent compensation consultant, Compensia, and global survey data and each executive’s relative contribution, performance and responsibility within the organization. The Compensation Committee assesses these factors each year for each executive officer.

At the beginning of each year, the Compensation Committee approves an overall equity budget to be used for awards to executive officers, employees and directors. Various factors are used in determining the annual equity award budget, including the total projected compensation expense to be incurred as a result of the equity awards, “overhang” from previously issued and outstanding awards, burn rates and competitive market data from the peer group, global survey data, and compensation surveys. The independent members of the Board determine the award type and grant date value for the Chief Executive Officer and the Compensation Committee determines the award type and grant date value for each other executive officer. Management approves equity awards for all other employees within the overall equity budget pursuant to a delegation of authority from the Compensation Committee.

The equity awards granted to the executive officers are made in January, in order to align the evaluation and award of the equity compensation to the end of the fiscal year. Stock options are granted with an exercise price equal to the closing price on the date of grant, as provided by the terms of the shareholder-approved 2006 Equity and Cash Compensation Incentive Plan. No employee equity awards are granted during blackout periods, except for new hire grants. New hire grants are automatically issued on the first trading day of the month following the employee’s start date, in accordance with guidelines approved by the Compensation Committee.

Retirement Benefits

Retirement benefits are designed to attract and retain talented employees and reward long-term service to the Company. Retirement benefits provide a long-term savings opportunity for employees on a tax-efficient basis. In the U.S., the Company maintains the Teradyne, Inc. Savings Plan (the “401k Plan”). The 401k Plan is available to all employees and provides a discretionary employer matching contribution. Executive officers may participate in the 401k Plan on the same terms as those available for other eligible U.S. employees. For 2021, the Company matched $1 for every $1 contributed by the employee to the Company’s 401k Plan and Supplemental Savings Plan (as defined below) up to 4% of the employee’s compensation (subject to Internal Revenue Service limits) for employees not accruing benefits in the Retirement Plan or SERP (each as defined below), and no match for employees accruing benefits in the Retirement Plan or SERP.

The Company also maintains a non-qualified retirement plan, the Teradyne, Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”) for certain employees whose benefits would otherwise be capped based on restrictions imposed by the Internal Revenue Service. For additional information regarding the Supplemental Savings Plan, see the Nonqualified Deferred Compensation Table.

Teradyne also provides a separate defined benefit retirement plan, the Retirement Plan for Employees of Teradyne, Inc. (the “Retirement Plan”). In 1999, this plan was discontinued for new employees, but participating employees were given the option to elect to continue in the plan or opt out of the plan in order to receive a higher employer match in the 401(k) Plan. Commencing in 2009, employees who continued in the separate Retirement Plan have received no 401(k) employer match. No named executive officer is currently earning benefits under the Retirement Plan, but Mr. Jagiela had participated in this plan prior to 1999.

The Company also maintains a non-qualified defined benefit Supplemental Executive Retirement Plan (“SERP”) for certain senior employees. For additional information, see the Pension Benefits Table. Mr. Robbins is the only named executive officer earning benefits under the SERP. The Pension Benefits Table lists the present value of accumulated benefits for Mr. Robbins as of December 31, 2021.

The Company also provides certain other benefits to its retirees. Based on age and service, Messrs. Jagiela, Gray, Robbins and Smith qualify for these broad-based employee benefits. At retirement, they will be eligible to receive a pro-rated amount of variable cash compensation through the date of their retirement. In addition, most retirees can continue in the health, dental and vision programs at a partially subsidized rate.

In addition, if a named executive officer retires after at least ten years of service and having reached the age of sixty, then (a) one hundred percent of the shares issued upon settlement of a performance-based stock award grant awarded more than 365 days prior to the date of termination of employment will vest on the date the Compensation Committee determines the number of shares underlying the performance-based RSU grant that are earned at the end of the three-year performance period and (b) a pro-rata portion (based on the number of days the named executive officer was employed by the Company during the 365 day period) of the shares issued upon settlement of a performance-based stock award grant awarded less than 365 days prior to the date of termination of employment will vest on the date the Compensation Committee determines the number of shares underlying the performance-based stock award grant that are earned at the end of the three-year performance period.

The Compensation Committee considers the expense of the executive officers’ retirement benefits in determining their overall compensation.

Change in Control Agreements and Severance Agreements

The Compensation Committee and the Board have approved a change in control agreement for each executive officer. The structure and design of these agreements, including the level of payments and benefits provided to the executive officers under the agreements, are intended to be similar to those provided by peer companies.

The change in control agreements provide a retention tool for the executive officers to remain with the Company both during and following the change in control transaction and enable the executive officers to focus on the continuing business operations and the success of a potential business combination that the Board has determined to be in the best interests of the shareholders. This results in stability and continuity of operations during a potentially uncertain time. The terms of the Change in Control Agreements are described under “Post-Termination Compensation Table”—“Change in Control Agreements.”

The Compensation Committee and the Board have also approved severance agreements for Messrs. Jagiela and Mehta which provide for severance payments in exchange for post-employment non-hire, non-solicit, and non-competition restrictions. The terms of the Severance Agreements are described under “Post-Termination Compensation Table” – “Chief Executive Officer Severance Agreement” and “Chief Financial Officer Severance Agreement”.

Other Benefits

To attract and retain highly qualified employees, the Company offers benefit programs designed to be competitive in each country in which the Company operates. All U.S. employees and executive officers participate in similar healthcare, life and disability insurance, and other welfare programs.

To offer most employees an opportunity to acquire an equity interest in Teradyne, the Company offers an Employee Stock Purchase Plan. This plan allows participating employees to purchase shares of common stock through regular payroll deductions of up to 10% of their annual compensation, to a maximum of $25,000 per calendar year, not to exceed 6,000 shares. The purchase price is an amount equal to 85% of the fair market value of the common stock at market close on the last trading day of the purchase period. Each purchase period is a six-month period beginning in January or July and ending in June or December, respectively. Over sixty percent of world-wide employees, including certain executive officers, currently participate in the plan.

Teradyne’s Cash Profit Sharing Plan distributes 10% of Teradyne’s GAAP pre-tax profit (excluding its Industrial Automation Group, Wireless Test Division, and the Avionics Interface Technologies business) to all eligible employees, as determined by the Compensation Committee, including eligible executive officers. Plan payments are distributed as a consistent percentage of target cash compensation for all participants twice per year subject to any restrictions or exceptions approved by the Compensation Committee.

Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of the executive officers with those of the Company’s shareholders and ensure that the executive officers responsible for overseeing operations have an ongoing financial stake in the Company’s success.

Pursuant to these guidelines, the Chief Executive Officer is expected to attain and maintain an investment level in shares of the Company’s common stock equal to three times his annual base salary and all other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary. In each case, such investment levels are expected to be attained within five years from the date upon which the individual becomes subject to the guidelines. Until this ownership guideline is met, the executive officers are expected to retain at least 50% of the shares issued pursuant to Company equity awards, after taxes.

Shares subject to the stock ownership guidelines do not include any unvested grants of restricted stock units, any vested but unexercised stock options or any pledged Company stock. The Company maintains a policy prohibiting executives and directors from pledging Teradyne stock.

During the year, the executive officers complied with the stock ownership guidelines, and at year end, all named executive officers were at or above the stock ownership guideline investment levels.

Compensation Recoupment Policy

A compensation recoupment policy is applicable to all the executive officers. Under this policy, the Company may recover incentive compensation that was based on achievement of financial results that were subsequently restated if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable cash compensation and performance-based equity awards. The Board will review the Company’s compensation recoupment policy following the adoption of final rules by the Securities and Exchange Commission implementing Section 954 of the Dodd-Frank Act.

Impact of Accounting and Tax Treatment on Executive Compensation

As a result of federal tax legislation enacted in December 2017, compensation paid to certain of the Company’s executive officers in excess of $1 million per person per year will not be deductible unless it qualifies for transition relief applicable to certain compensation arrangements in place as of November 2, 2017 and not later materially modified.

The Compensation Committee believes that the interests of the Company’s stockholders are best served if the Compensation Committee continues to retain flexibility and discretion to approve and amend compensation plans, agreements and arrangements to support our corporate objectives, even if a plan, agreement or arrangement does not qualify for full or partial tax deductibility and even if an amendment results in a loss or limitation of tax deductibility. Despite the changes as a result of the recent tax legislation, the Compensation Committee currently expects (consistent with its executive compensation philosophy) to structure the Company’s executive compensation programs such that a significant portion of executive compensation is linked to the performance of Teradyne.

The Compensation Committee also takes into consideration the accounting treatment of the different forms of awards it may grant to executive officers.

2021 Executive Compensation

In January 2021, the Compensation Committee reviewed the performance of the named executive officers during 2020 and conducted its annual assessment of executive compensation. In addition to the executive officer’s performance during 2020, the Compensation Committee considered peer group data provided by Compensia, its independent executive compensation consultant, as well as global survey data in setting executive compensation for 2021.

2021 Target Cash Compensation

To align cash compensation with the competitive market, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved increases in the 2021 base salaries and target cash compensation for certain of the named executive officers. The 2020 and 2021 base salaries and target cash compensation for the named executive officers are set forth below:

	2020			2021
	Base Salary	Target Bonus	Target Total Cash Comp	Base Salary	Target Bonus	Target Total Cash Comp
Mark E. Jagiela	$955,000	$1,050,500	$2,005,500	$975,000	$1,170,000	$2,145,000
Sanjay Mehta	500,000	400,000	900,000	525,000	420,000	945,000
Charles J. Gray	390,000	292,500	682,500	400,000	300,000	700,000
Bradford B. Robbins	350,000	262,500	612,500	360,000	270,000	630,000
Gregory S. Smith	400,000	300,000	700,000	500,000	400,000	900,000

For 2021, the independent members of the Board increased Mr. Jagiela’s base salary by 2.1% and increased his performance-based variable cash compensation target from 110% to 120% of his annual base salary. The Compensation Committee increased the base salaries of Messrs. Mehta, Gray, Robbins and Smith by 5%, 2.6%, 2.9%, and 25%, respectively. The Compensation Committee increased the performance-based variable cash compensation target for Mr. Smith from 75% to 80% of his annual base salary. Messrs. Mehta, Gray and Robbins retained their performance-based variable cash compensation target at 80%, 75% and 75%, respectively, of their respective annual base salaries.

The performance-based variable cash compensation in 2021 was based on the following:

1)	a target of 20% PBIT measured as a percentage of annual revenue; and

2)	a target of 5% two-year rolling revenue growth rate measured annually; and

3)	performance against key operating, financial and strategic goals by each business division.

The revenue growth metric contributes 30% toward the target variable cash compensation payout, the PBIT metric contributes 40% and the strategic goals contribute 30%. Achievement of a PBIT rate above 20% and of a revenue growth rate above 5% were necessary to result in payments above target for those metrics. Achievement of a 30% PBIT rate and a 15% revenue growth rate would have resulted in a maximum payout of 200% of target for those metrics. The operating, financial and strategic goals for 2021 included market share gains, profit margin and gross margin targets, revenue and bookings targets, customer design-ins and product development milestones in the Company’s various business units. The Compensation Committee believes these business and financial objectives effectively balance short-term profitability with long-term investment and growth. The maximum variable cash compensation payout for each named executive officer remained at 200% of the target amount for 2021.

The variable cash compensation for Messrs. Jagiela, Mehta and Gray for 2021 was calculated by measuring total Company performance: Company-wide profit against the 20% target, Company-wide two-year rolling revenue growth rate against the 5% target, and a weighted averaging formula, based on division revenue, of the performance of all divisions against the division’s specific operating, financial and strategic goals. The variable cash compensation formula for Mr. Robbins in 2021 was divided equally between (1) the performance of the Wireless Test Division and (2) total Company performance. The variable cash compensation formula for Mr. Smith in 2021 was divided equally between (1) the performance of the business units within Industry Automation Group, weighted by revenue, and (2) total Company performance.

In January 2022, the Compensation Committee reviewed the Company’s performance against its 2021 performance-based variable cash compensation targets. The performance of the divisions varied from 86% to 187% of target. The variable cash compensation payout for the Semiconductor Test Division, which historically accounts for approximately 65-75% of Teradyne’s revenue and a commensurate portion of the variable cash compensation calculation for most executive officers, exceeded its PBIT percentage target and revenue growth target and also reflected the division’s achievement of certain goals, such as meeting its gross margin target and design-in wins, which resulted in above target amounts being earned with respect to this division. Once the performance of the total company and each of the divisions was measured against the PBIT target, two-year revenue growth target, and divisional goals, the payout for the named executive officers was calculated. For 2021, while the maximum payout for the PBIT and two-year revenue growth metrics was achieved due to the Company’s PBIT rate of 33%4 and two-year rolling revenue growth rate of 26%, certain strategic goals in 2021 were not achieved.

The Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved for 2021 (1) a 182% payout of target variable cash compensation for Messrs. Jagiela, Mehta and Gray, (2) a 185% payout of target for Mr. Robbins, and (3) a 167% payout of target for Mr. Smith. Due to the different variable compensation factors for each executive officer, total cash compensation paid was between 30% and 45% above target, depending on the named executive officer. The payout amounts of 2021 performance-based variable cash compensation for each named executive officer can be found under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2021 Equity Awards

In January 2021, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved the 2021 equity awards for the named executive officers. The Compensation Committee and the independent members of the Board continued to award equity in 2021 with the same mix of performance-based stock awards (granted in the form of performance-based restricted stock units (“RSUs”)) (60%) of the total grant date fair value of the awards (with performance-based stock awards measured at target), time-based stock awards (granted in the form of time-based RSUs) (30%), and non-qualified stock options (10%), as in 2020. In 2020, performance-based RSUs, as a percentage of total grant date fair value of annual equity awards granted to the named executive officers, increased from 50% to 60% of total grant date fair value.

For the 2021 performance-based RSUs, the Compensation Committee approved performance metrics split equally between (1) a relative total shareholder return (“TSR”) formula measured at the end of a three-year performance period (using a 45-day price averaging method at both the beginning and the end of the performance period, which will be December 31, 2023) and (2) a three-year cumulative PBIT rate. Fifty percent (50%) of the performance-based RSUs (at target) are eligible to be earned and to vest based on the Company’s relative TSR performance and 50% based on the cumulative PBIT rate. The Compensation Committee equally weighted these performance metrics to be consistent with the Company’s long-term goal to deliver profitability and superior return to shareholders. The TSR-based metric aligns the interests of executive officers with the interests of shareholders and provides a significant incentive for the executive officers to focus on increasing long-term shareholder value, while the PBIT-based metric provides an incentive to maintain a high level of profitability over the long term.

For the TSR-based metric, Teradyne’s TSR performance is measured against the NYSE Composite Index (ticker symbol: NYA) which consists of over 2,000 companies listed on the New York Stock Exchange. The NYA Index represents a broad, diverse group of high-quality investment alternatives to the Company’s common stock. The Compensation Committee has concluded that the diverse NYA Index is an appropriate benchmark for Teradyne. Teradyne’s TSR percentage point gain minus that of the NYA Index at the end of the three-year period will determine the number of performance-based RSUs that are earned based on the TSR-based performance metric. With respect to the portion of the performance-based RSUs for 2021 subject to vesting based on TSR performance, the 45-day price averaging measurement period for the three-year performance period is 45 days prior to December 31 of the year before the third anniversary of the grant date. The TSR measurement allows for payment from 0% to 200% of target shares based on underperforming or exceeding the NYA Index’s three-year return.

[4]

See Appendix A of this proxy statement for additional information regarding the non-GAAP financial measures discussed in this Compensation Discussion and Analysis section (PBIT and non-GAAP earnings) and reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

For the PBIT-based metric, the three-year cumulative target PBIT rate is 20%, the threshold PBIT rate required to trigger a payout is 7%, and the PBIT rate required to achieve maximum payout is 30%. With respect to the portion of the performance-based RSUs subject to vesting based on PBIT, the PBIT measurement allows for payment from 0% to 200% of target shares based on cumulative three-year PBIT rate.

The number of performance-based RSUs that may be paid out based on relative TSR performance and PBIT rate are each illustrated below:

The final number of performance-based RSUs earned will be determined by the Compensation Committee and the independent members of the Board, as applicable, upon the completion of the three-year performance period. All of the performance-based RSUs earned will vest at the end of the three-year performance period. No performance-based RSUs will vest if the named executive officer is no longer an employee at the end of the three-year period, except that if the named executive officer’s employment ends prior to the determination of the number of performance-based RSUs earned based on performance due to death or retirement or termination other than for cause after attaining both at least age sixty and at least ten years of service, then (a) 100% of the shares earned under his performance-based RSUs awarded more than 365 days prior to the last day of employment and (b) a pro-rata portion (based on the number of days the named executive officer was employed by the Company during the 365 day period) of the shares earned under his performance-based RSUs awarded less than 365 days prior to the last day of employment will vest, in each case, on the date the Compensation Committee and the independent members of the Board, as applicable, determine the final number of the performance-based RSUs earned with respect to the relevant three-year performance period. Continued vesting following retirement or termination, other than for cause, is subject to the named executive officer’s continued compliance with any post-employment obligations to Teradyne.

To maintain a competitive equity compensation level relative to the market, the 2021 equity award values at target for certain of the named executive officers were increased from the 2020 equity award values at target. Mr. Jagiela’s 2021 equity award increased 4.6%, and the awards for Messrs. Mehta, Gray, Robbins, and Smith were increased 16.1%, 16.3%, 3.4%, and 26.3% (in each case, for purposes of restricted stock units, value is based on the stock price on the date of grant), respectively.

The specific number of RSUs was calculated based upon the closing market price of the Company’s common stock on the grant date (with performance-based awards determined based on target performance) and the specific number of options was calculated based upon the Black-Scholes grant date fair value. The table below sets forth the grant date equity values of the 2021 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time- based RSUs (#)	Number of Performance- based RSUs at Target (#)	Number of Stock Options (#)	Value of Time-based RSUs ($)	Value of Performance- based RSUs at Target (1)($)	Value of Stock Options ($)	Total Equity Value ($)
Mark E. Jagiela	17,977	35,953	18,580	$2,022,053	$4,265,817	$680,028	$6,967,898
Sanjay Mehta	4,759	9,517	4,919	$535,292	$1,129,186	$180,035	$1,844,513
Charles J. Gray	2,644	5,287	2,733	$297,397	$627,296	$100,028	$1,024,721
Bradford B. Robbins	1,587	3,173	1,640	$178,506	$376,470	$60,024	$615,000
Gregory S. Smith	3,173	6,345	3,279	$356,899	$752,828	$120,011	$1,229,738

(1)

The values shown for the performance-based RSUs are based on (i) the stochastic “Monte Carlo” simulation method for 50% of the performance-based RSUs with a three-year TSR performance metric and (ii) the stock price on the date of grant for 50% of the performance-based RSUs with a three-year PBIT rate metric. However, the Compensation Committee decided to continue to use the stock price on the date of grant methodology as its calculation of the value of the awards for purposes of comparison with the equity values for peer companies and with prior year equity values for the named executive officers. The methodology used by the Compensation Committee creates a 9% lower valuation for the performance-based RSUs with a three-year TSR target and a 2% lower valuation for all equity.

The grant date for the 2021 equity awards approved by the Compensation Committee or the independent members of the Board, as applicable, for all named executive officers was January 29, 2021. The 2021 time-based RSUs for all employees, including named executive officers, vest in equal installments annually over four years, commencing on the first anniversary of the grant date. The performance-based RSUs vest on the third anniversary of the grant date, with (1) half of the performance-based RSUs eligible to vest based upon the determination of Teradyne’s TSR performance relative to the NYA Index and (2) half of the performance-based RSUs eligible to vest based on three-year cumulative PBIT, in each case, as described above. The stock option grants vest in equal installments annually over four years, commencing on the first anniversary of the grant date, and have a term of seven years from the date of grant.

The number of equity awards granted to each named executive officer is disclosed in the Grants of Plan-Based Awards Table and the value of the performance-based RSUs granted for each named executive officer assuming the highest level of performance conditions is achieved is disclosed in the footnotes to the column “Stock Awards” in the Summary Compensation Table.

2021 Determination of Performance Achievement for 2018 Performance-Based RSU Grant

In January 2021, the Compensation Committee reviewed performance against the 2018 performance-based RSU targets: (1) a TSR formula measured against the NYA Index at the end of the three-year performance period ending on December 31, 2020 (using a 45-day price averaging method at both the beginning and the end of the three-year performance period), capped at four times the grant date value; and (2) a three-year cumulative PBIT rate. On this basis, the Compensation Committee approved the number of the 2018 performance-based RSUs based on the TSR formula at 138% of target and the number of performance-based RSUs based on the three-year cumulative PBIT rate at 180% of target. The performance-based RSUs eligible to be determined based on TSR would have been awarded at 200% of target based on the total shareholder return of the Company (194.47%) against the NYSE Composite Index (12.61%) but was reduced due to the cap on the award of four times the grant date value. The three-year cumulative target PBIT rate for the performance-based stock RSUs granted in 2018 was 17%, the PBIT rate required to achieve maximum payout was 30%, and the PBIT rate for the three-year period from January 1, 2018 to December 31, 2020 was 27.4%5. These performance-based RSUs vested on January 26, 2021.

2022 Determination of Performance Achievement for 2019 Performance-Based RSU Grant

In January 2022, the Compensation Committee reviewed performance against the 2019 performance-based RSU targets: (1) a TSR formula measured against the NYA Index at the end of the three-year performance period ending on December 31, 2021 (using a 45-day price averaging method at both the beginning and the end of the three-year performance period); and (2) a three-year cumulative PBIT rate. For the performance-based RSUs granted in 2019, Teradyne’s relative total shareholder return performance (402.2%) was measured against the NYSE Composite Index (44.7%) during the three-year performance period from January 25, 2019 to December 31, 2021. The three-year cumulative target PBIT rate for the performance-based stock awards granted in 2019 was 19%, the PBIT rate required to achieve maximum payout was 30%, and the PBIT rate for the three-year period from January 1, 2019 to December 31, 2021 was 30.3%. On this basis, the Compensation Committee approved the number of the 2019 performance-based RSUs based on the TSR formula at 200% of target and the number of performance-based RSUs based on the three-year cumulative PBIT rate at 200% of target. These performance-based RSUs vested on January 25, 2022.

Compensation Committee Report

The Compensation Discussion and Analysis has been reviewed with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Teradyne’s Annual Report on Form 10-K for the year ended December 31, 2021.

COMPENSATION COMMITTEE

Timothy E. Guertin (Chair)

Peter Herweck

Marilyn Matz

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

[5]

See Appendix A of this proxy statement for additional information regarding the non-GAAP financial measures discussed in this Compensation Discussion and Analysis section (PBIT and non-GAAP earnings) and reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers during the fiscal years ended December 31, 2021, 2020, and 2019.

Name and Principal Position	Year	Salary($) (1)	Bonus($) (2)	Stock Awards($) (3)	Option Awards($) (4)	Non-Equity Incentive Plan Compensation($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (6)	All Other Compensation($) (7)	Total($)
Mark E. Jagiela	2021	$975,000	$809,544	$6,287,870	$680,028	$2,129,400	$—	$72,871	$10,954,713
President and Chief Executive Officer	2020	$955,000	$595,152	$6,274,402	$650,009	$1,764,840	$61,113	$66,446	$10,366,962
	2019	$932,000	$364,059	$4,812,967	$500,001	$1,271,248	$66,582	$61,056	$8,007,913

Sanjay Mehta(8)	2021	$525,000	$356,652	$1,664,478	$180,035	$764,400	$—	$62,073	$3,552,638
Vice President, Chief Financial Officer & Treasurer	2020	$500,000	$267,084	$1,496,246	$155,004	$672,000	$—	$48,769	$3,139,103
	2019	$328,730	$714,686	$2,574,249	$139,096	$465,000	$—	$222,809	$4,444,570

Charles J. Gray	2021	$400,000	$264,187	$924,693	$100,028	$546,000	$—	$12,728	$2,247,636
Vice President, General Counsel & Secretary	2020	$390,000	$202,539	$830,202	$86,008	$491,400	$—	$12,528	$2,012,677
	2019	$380,000	$120,162	$789,366	$82,008	$329,840	$—	$15,389	$1,716,765

Bradford B. Robbins	2021	$360,000	$133,062	$554,976	$60,024	$497,888	$159,951	$4,049	$1,769,950
President, Wireless Test	2020	$350,000	$64,424	$559,934	$58,000	$470,925	$968,782	$3,719	$2,475,784
	2019	$340,000	$47,308	$529,437	$55,004	$365,685	$890,134	$3,465	$2,231,033

Gregory S. Smith	2021	$500,000	$—	$1,109,727	$120,011	$668,000	$—	$12,728	$2,410,466
President, Industrial Automation	2020	$400,000	$207,732	$917,056	$95,020	$507,000	$—	$12,528	$2,139,336
	2019	$400,000	$130,207	$818,217	$85,004	$372,000	$—	$15,945	$1,821,373

(1)

The amounts reported in the “Salary” column represent the annual base salary for each named executive officer, which is paid monthly, and include amounts deferred under the 401(k) Plan or the Supplemental Savings Plan.

(2)

The amounts reported in the “Bonus” column represent amounts earned under the Cash Profit Sharing Plan. Additionally, the amount reported in the “Bonus” column for Mr. Mehta for 2019 includes his $600,000 sign-on bonus paid in connection with his appointment as Chief Financial Officer of the Company in April 2019.

(3)

The amounts reported in the “Stock Awards” column, including the sign-on time-based RSU award for Mr. Mehta in connection with his appointment as Chief Financial Officer of the Company in April 2019, represent the fair value of the time-based and performance-based RSU awards on the date of grant, calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures and taking into account the probable outcome of performance conditions where applicable. The amounts reported in the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The maximum value on the date of grant of performance-based RSUs granted to the named executive officers, assuming the highest level of performance conditions is achieved, is as follows for 2021, 2020, and 2019, respectively: Mr. Jagiela: $8,531,634, $8,701,780, and $5,723,876; Mr. Mehta: $2,258,372, $2,075,044, and $1,828,426; Mr. Gray: $1,254,592, $1,151,328, and $938,738; Mr. Robbins: $752,940, $776,500 and $629,606; and Mr. Smith: $1,505,656, $1,271,838, and $973,066. The number of performance-based RSUs that are earned will be determined by the Compensation Committee and the independent members of the Board, upon the completion of the applicable three-year performance period, pursuant to the TSR and PBIT formulas (for performance-based RSUs granted in 2021, as described above in “2021 Equity Awards”). For a discussion of the assumptions underlying these valuations, please see Note Q to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(4)

The amounts reported in the “Option Awards” column represent the fair value of the award on the date of grant calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. For a discussion of the assumptions underlying these valuations, please see Note Q to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(5)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent amounts earned under the performance-based variable cash compensation program for the applicable year.

(6)

The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the aggregate change in the actuarial present value of the named executives’ accumulated benefit under all defined benefit pension plans. See also the disclosure below in the Pension Benefits Table for 2021. Not included in this column are earnings on the Supplemental Saving Plan in which certain of the named executive officers participate, as earnings and losses under that plan are determined in the same manner and at the same rate as externally managed investments. See the Nonqualified Deferred Compensation Table for 2021.

(7)	The amounts reported in the “All Other Compensation” column represent the following amounts for 2021 for the named executive officers:

	Company Contributions to Defined Contribution Plans	Value of Life Insurance Premiums	Total-All Other Compensation
Mark E. Jagiela	$68,935	$3,936	$72,871
Sanjay Mehta	60,945	1,128	62,073
Charles J. Gray	11,600	1,128	12,728
Bradford B. Robbins	—	4,049	4,049
Gregory S. Smith	11,600	1,128	12,728

(8)	Mr. Mehta joined the Company as Chief Financial Officer effective April 25, 2019; his salary for 2019 was pro-rated accordingly.

Grants of Plan-Based Awards Table for 2021

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended December 31, 2021.

Name	Grant Date	Type of Award (1)	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark E. Jagiela		VC(2)	$—	$1,170,000	$2,340,000	—	—	—	—	—	—	—
	1/29/2021	PRSU(3)	$—	$—	$—	—	35,953	71,906	—	—	—	$4,265,817
	1/29/2021	RSU(4)	$—	$—	$—	—	—	—	17,977	—	—	$2,022,053
	1/29/2021	SO(5)	$—	$—	$—	—	—	—	—	18,580	$113.48	$680,028
Sanjay Mehta		VC(2)	$—	$420,000	$840,000	—	—	—	—	—	—	—
	1/29/2021	PRSU(3)	$—	$—	$—	—	9,517	19,034	—	—	—	$1,129,186
	1/29/2021	RSU(4)	$—	$—	$—	—	—	—	4,759	—	—	$535,292
	1/29/2021	SO(5)	$—	$—	$—	—	—	—	—	4,919	$113.48	$180,035
Charles J. Gray		VC(2)	$—	$300,000	$600,000	—	—	—	—	—	—	—
	1/29/2021	PRSU(3)	$—	$—	$—	—	5,287	10,574	—	—	—	$627,296
	1/29/2021	RSU(4)	$—	$—	$—	—	—	—	2,644	—	—	$297,397
	1/29/2021	SO(5)	$—	$—	$—	—	—	—	—	2,733	$113.48	$100,028
Bradford B Robbins		VC(2)	$—	$270,000	$540,000	—	—	—	—	—	—	—
	1/29/2021	PRSU(3)	$—	$—	$—	—	3,173	6,346	—	—	—	$376,470
	1/29/2021	RSU(4)	$—	$—	$—	—	—	—	1,587	—	—	$178,506
	1/29/2021	SO(5)	$—	$—	$—	—	—	—	—	1,640	$113.48	$60,024
Gregory S. Smith		VC(2)	$—	$400,000	$800,000	—	—	—	—	—	—	—
	1/29/2021	PRSU(3)	$—	$—	$—	—	6,345	12,690	—	—	—	$752,828
	1/29/2021	RSU(4)	$—	$—	$—	—	—	—	3,173	—	—	$356,899
	1/29/2021	SO(5)	$—	$—	$—	—	—	—	—	3,279	$113.48	$120,011

(1)	Type of Award:

VC—Variable Cash Compensation

PRSU—Performance-based Restricted Stock Units

RSU—Time-based Restricted Stock Units

SO—Stock Options

(2)

The amounts reported represent the target and maximum payout levels for the variable cash compensation awards granted in 2021; the actual payouts for these awards are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)

The amounts reported represent the target and maximum number of performance-based RSUs granted in 2021. The final number of shares earned in respect of performance-based RSUs granted in 2021 will be determined by the Compensation Committee and the independent directors upon the completion of the three-year performance period pursuant to the TSR and PBIT formulas described above in “2021 Equity Awards”, generally subject to continued employment.

(4)	The time-based RSUs granted in 2021 vest in equal installments annually over four years, commencing on the first anniversary of the date of grant, generally subject to continued employment.
(5)

The stock options granted in 2021 vest in equal installments annually over four years, commencing on the first anniversary of the date of grant, , generally subject to continued employment, and have a term of seven years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End Table for 2021

The following table sets forth information concerning the outstanding equity awards held by the named executive officers at fiscal year-end, December 31, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(14)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(14)
Mark E. Jagiela	—	8,645	(1)	$47.70	01/26/25
	—	24,367	(2)	$36.75	01/25/26
	—	23,586	(3)	$72.10	01/24/27
	—	18,580	(4)	$113.48	01/29/28
						8,822	$1,442,662	(6)
						27,211	$4,449,815	(7)
						20,285	$3,317,206	(8)
						17,977	$2,939,779	(9)
									136,056	$22,249,237	(11)
									108,184	$17,691,328	(12)
									71,906	$11,758,788	(13)
Sanjay Mehta	—	5,077	(5)	$48.74	05/01/26
	—	5,625	(3)	$72.10	01/24/27
	—	4,919	(4)	$113.48	01/29/28
						5,745	$939,480	(10)
						4,838	$791,158	(8)
						4,759	$778,239	(9)
									28,724	$4,697,236	(11)
									25,798	$4,218,747	(12)
									19,034	$3,112,630	(13)
Charles J. Gray	—	1,541	(1)	$47.70	01/26/25
	—	3,997	(2)	$36.75	01/25/26
	—	3,121	(3)	$72.10	01/24/27
	—	2,733	(4)	$113.48	01/29/28
						1,628	$226,227	(6)
						4,463	$729,834	(7)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(14)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(14)
						2,685	$439,078	(8)
						2,644	$432,373	(9)
									22,314	$3,649,008	(11)
									14,314	$2,340,768	(12)
									10,574	$1,729,166	(13)
Bradford B. Robbins	9,434	—		$19.43	01/29/23
	7,013	—		$28.56	01/27/24
	3,174	1,058	(1)	$47.70	01/26/25
	2,680	2,681	(2)	$36.75	01/25/26
	701	2,105	(3)	$72.10	01/24/27
	—	1,640	(4)	$113.48	01/29/28
						1,080	$176,612	(6)
						2,994	$489,609	(7)
						1,811	$296,153	(8)
						1,587	$259,522	(9)
									14,966	$2,447,390	(11)
									9,654	$1,578,719	(12)
									6,344	$1,037,434	(13)
Gregory S. Smith	—	1,658	(1)	$47.70	01/26/25
	—	4,143	(2)	$36.75	01/25/26
	1,149	3,448	(3)	$72.10	01/24/27
	—	3,279	(4)	$113.48	01/29/28
						1,692	$276,693	(6)
						4,626	$756,490	(7)
						2,965	$484,866	(8)
						3,173	$518,881	(9)
									23,130	$3,782,449	(11)
									15,812	$2,585,736	(12)
									12,690	$2,075,196	(13)

(1)

For each named executive officer, the vesting dates for options granted on January 26, 2018 are as follows: twenty-five percent (25%) of the options vested on each of January 26, 2019, January 26, 2020, and January 26, 2021 and twenty-five percent (25%) will vest on January 26, 2022, generally subject to continued employment.

(2)

For each named executive officer, the vesting dates for options granted on January 25, 2019 are as follows: twenty-five percent (25%) of the options vested on each of January 25, 2020 and January 25, 2021 and twenty-five percent (25%) will vest on each of January 25, 2022 and January 25, 2023, generally subject to continued employment.

(3)

For each named executive officer, the vesting dates for options granted on January 24, 2020 are as follows: twenty-five percent (25%) of the options vested on January 24, 2021 and twenty-five percent (25%) will vest on each of January 24, 2022, January 24, 2023 and January 24, 2024, generally subject to continued employment.

(4)

For each named executive officer, the vesting dates for options granted on January 29, 2021 are as follows: twenty-five percent (25%) of the options will vest on each of January 29, 2022, January 29, 2023, January 29, 2024, and January 29, 2025, generally subject to continued employment.

(5)

For Mr. Mehta, the vesting dates for options granted on May 1, 2019 are as follows: twenty-five percent (25%) of the options vested on each of May 1, 2020 and May 1, 2021 and twenty-five percent (25%) of the options will vest on each of May 1, 2022 and May 1, 2023, generally subject to continued employment.

(6)

For each named executive officer, the vesting dates for time-based RSUs granted on January 26, 2018 are as follows: twenty-five percent (25%) of the RSUs vested on each of January 26, 2019, January 26, 2020, and January 26, 2021 and twenty-five percent (25%) will vest on January 26, 2022, generally subject to continued employment.

(7)

For each named executive officer, the vesting dates for time-based RSUs granted on January 25, 2019 are as follows: twenty-five percent (25%) of the RSUs vested on each of January 25, 2020 and January 25, 2021 and twenty-five percent (25%) will vest on each of January 25, 2022 and January 25, 2023, generally subject to continued employment.

(8)

For each named executive officer, the vesting dates for time-based RSUs granted on January 24, 2020 are as follows: twenty-five percent (25%) of the RSUs vested on January 24, 2021 and twenty-five percent (25%) will vest on each of January 24, 2022, January 24, 2023, and January 24, 2024, generally subject to continued employment.

(9)

For each named executive officer, the vesting dates for time-based RSUs granted on January 29, 2021 are as follows: twenty-five percent (25%) of the RSUs will vest on each of January 29, 2022, January 29, 2023, January 29, 2024, and January 29, 2025, generally subject to continued employment.

(10)

For Mr. Mehta, the vesting dates for his time-based RSUs granted on May 1, 2019 are as follows: twenty-five percent (25%) of the RSUs vested on each of May 1, 2020 and May 1, 2021 and twenty-five percent (25%) of the RSUs will vest on each of May 1, 2022 and May 1, 2023, generally subject to continued employment.

(11)

Represents the performance-based RSUs awarded in 2019 assuming the highest level of performance conditions is achieved. The final number earned with respect to the performance-based RSUs awarded in 2019 was determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 25, 2022) pursuant to the performance metrics approved by the Compensation Committee for the 2019 grant, with the performance-based RSUs based on TSR earned at 200% of target and performance-based RSUs based on three-year cumulative PBIT earned at 200% of target, as further described above in “2022 Determination of Performance Achievement for 2019 Performance-Based RSU Grant”. The performance-based RSUs earned vested at the end of the three-year measurement period (January 25, 2022), generally subject to continued employment.

(12)

Represents the performance-based RSUs awarded in 2020 assuming the highest level of performance conditions is achieved. The final number of performance-based RSUs awarded in 2020 will be determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 24, 2023) pursuant to the performance metrics approved by the Compensation Committee for the 2020 grant. The performance-based RSUs earned will vest at the end of the three-year measurement period (January 24, 2023), generally subject to continued employment.

(13)

Represents the performance-based RSUs awarded in 2021 assuming the highest level of performance conditions is achieved. The final number of performance-based RSUs awarded in 2021 will be determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 29, 2024) pursuant to the performance metrics approved by the Compensation Committee for the 2021 grant and described above in “2021 Equity Awards”. The performance-based RSUs earned will vest at the end of the three-year measurement period (January 29, 2024), generally subject to continued employment.

(14)	Amounts have been determined based on the closing price of a share of Teradyne common stock on December 31, 2021 ($163.53).

Option Exercises and Stock Vested Table for 2021

The named executive officers exercised stock options during 2021 and vested in certain RSUs previously granted. The following table shows: (1) the number of shares acquired upon exercise of stock options and the value realized on exercise during 2021; and (2) the number of shares acquired as a result of the vesting of time- and performance-based RSUs and the value realized on vesting during 2021:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Mark E. Jagiela	42,714	$3,058,104	113,351	$15,582,803
Sanjay Mehta	6,950	$545,501	15,768	$1,995,216
Charles J. Gray	7,209	$555,318	20,323	$2,791,900
Bradford B. Robbins	—	$—	13,519	$1,857,204
Gregory S. Smith	6,085	$454,736	20,796	$2,859,754

Retirement and Post-Employment Tables

Pension Benefits Table for 2021

The Company offers a qualified Retirement Plan and a non-qualified SERP. In 1999, the Company discontinued both plans to new members. At that time, all employees were offered the choice to remain in the Retirement Plan and continue to accrue benefits, or opt for an additional match in the 401(k) Plan in lieu of participation in the Retirement Plan. Approximately fifty percent (50%) of the employees elected to remain in the Retirement Plan. Ninety-eight current employees continue to accrue benefits in the Retirement Plan and only seven in the SERP. In November 2009, the Board voted to freeze the benefits under the Retirement Plan for any employee, including Mr. Robbins, who participated in both the Retirement Plan and the final average pay variant of the SERP. These employees continue to receive the same retirement benefits, but through the SERP rather than through accruals in the Retirement Plan. Mr. Jagiela is also entitled to benefits under the Retirement Plan but, as of January 1, 2000, is no longer accruing additional benefits under that plan.

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s eligible earnings are based on the employee’s highest consecutive 60 months of actual base salary, actual cash profit sharing and target variable compensation and actual years of service. The resulting benefit is then reduced by the benefit payable from the Retirement Plan.

There is no provision in the Retirement Plan or the SERP to grant extra years of credited service. To calculate the present value of the accumulated benefit under the Retirement Plan and the SERP, Teradyne’s actuaries used the same assumptions as used in Teradyne’s financial statements for the fiscal year ended December 31, 2021, a discount rate of 2.65% for the Retirement Plan and 2.5% for the SERP.

Similar to most pension plans, Teradyne’s Retirement Plan was designed such that the annual present value of the accrued benefit associated with the plan increases significantly as an employee both approaches retirement and increases his or her years of service. Other factors that can influence year-on-year changes include one-time items such as discount rate changes, information updates, or mortality rate changes.

The table below shows the present value, as of December 31, 2021, of accumulated benefits payable to Messrs. Jagiela and Robbins, the only named executive officers who are entitled to benefits under the Retirement Plan or SERP, including the number of years of service credited to each of them. Although Messrs. Jagiela and Robbins are no longer accruing additional benefits under the Retirement Plan, they are entitled to benefits under the Retirement Plan and, based on the actuarial assumptions used this year, a value is included for them in the

Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefits($)
Mark E. Jagiela(1)	Retirement Plan	17.61	$411,397
	SERP	—	$—

Sanjay Mehta	Retirement Plan	—	$—
	SERP	—	$—
Charles J. Gray	Retirement Plan	—	$—
	SERP	—	$—

Bradford B. Robbins(2)	Retirement Plan	30	$742,284
	SERP	42	$4,454,500
Gregory S. Smith	Retirement Plan	—	$—
	SERP	—	$—

(1)	The years of creditable service for Mr. Jagiela were capped in 1999 with respect to the Retirement Plan.
(2)	The years of creditable service for Mr. Robbins were capped in 2009 with respect to the Retirement Plan.

Nonqualified Deferred Compensation Table for 2021

The Company maintains the Supplemental Savings Plan, which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the 401(k) Plan and to receive supplemental matching contributions from the Company. In addition, employees who participate in the variable cash compensation plan may defer up to 85% of each year’s variable cash compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or “highly compensated employees” as defined in ERISA. In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by Section 409A of the Code regarding when participants will receive distributions under the Supplemental Savings Plan.

Because the Supplemental Savings Plan is intended to be an ERISA excess plan, the investment options available to participants are similar to those provided in the 401(k) Plan. Employees select the investment options from a portfolio of mutual funds. The earnings are credited based on the actual performance of the selected mutual funds.

The table below shows the aggregate balance of the deferred compensation amounts in the Supplemental Savings Plan for each named executive officer, as of December 31, 2021 (only Messrs. Jagiela, Mehta and Robbins participated in this plan as of this date).

Name	Executive Contributions in 2021(1)	Employer Contributions in 2021(2)	Aggregate Earnings in 2021	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2021
Mark E. Jagiela	$226,698	$57,335	$400,440	$—	$3,547,239
Sanjay Mehta	419,037	49,345	14,460	—	595,740
Charles J. Gray	—	—	—	—	—
Bradford B. Robbins	—	—	414,828		1,996,937
Gregory S. Smith	—	—	—	—	—

(1)

The following table lists the amounts of each named executive officer’s contributions that were previously reported in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns:

	Mark E. Jagiela	Sanjay Mehta	Charles J. Gray	Bradford B. Robbins	Gregory S. Smith
2021	$226,698	$419,037	$—	$—	$—
2020	234,452	72,603	—	—	—
2019	264,343	—	—	—	—
Prior to 2019	1,104,706	—	—	456,709	—
Total Employee Contributions	$1,830,199	$491,640	$—	$456,709	$—

(2)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

Post-Termination Compensation Table

Change in Control Agreements

Teradyne maintains Change in Control Agreements with each of the named executive officers (the “Change in Control Agreements”). Under the Change in Control Agreements, in the event the employment of a named executive officer is terminated without cause or the named executive officer terminates his employment for good reason (each as defined in the agreement) within two years following, or three months prior and in contemplation of, a defined change in control of Teradyne, he will receive the following payments and/or benefits, subject to the named executive officer providing a general release of claims in favor of the Company and continued compliance with restrictive covenants:

•	Immediate vesting of all outstanding and unvested equity awards (for performance-based equity awards, the vesting will be calculated assuming payout at the target level);

•	Cash awards for the year of termination calculated at the target level and pro-rated, by month, up to the date of termination;

•	Salary continuation for two years based on the named executive officers’ annual target cash compensation (both base salary and variable cash compensation) at the time of termination; and

•	Health, dental and vision plan insurance coverage for two years, provided on the same terms as those in effect on the date of termination.

The Change in Control Agreements provide that the salary continuation may be suspended and prior payments recouped if a named executive officer breaches the two-year non-competition and non-solicitation covenants contained in the Change in Control Agreement.

No Change in Control Agreement includes a provision for a tax gross-up payment. Amounts otherwise payable under the Change in Control Agreements will be reduced, to the extent necessary, so as not to constitute “excess parachute payments” within the meaning of Section 280G of the Code.

Chief Executive Officer Severance Agreement

Upon his appointment as Chief Executive Officer, Mr. Jagiela entered into an Agreement Regarding Termination Benefits (“CEO Severance Agreement”). The term of this CEO Severance Agreement, entered into on January 22, 2014, was initially three years, and extends for additional one-year periods unless Teradyne gives notice of non-renewal to Mr. Jagiela. The CEO Severance Agreement contains a three-year post-employment customer and employee non-hire and non-solicitation restriction and a three-year post-employment non-competition restriction. In consideration of these restrictions and subject to Mr. Jagiela’s providing a general release of claims in favor of the Company, among other conditions, Mr. Jagiela is eligible to receive severance payments for two years at his annual target compensation rate (both base salary and variable cash compensation), continued vesting of non-performance based equity awards for two years and continued vesting of performance-based equity awards for three years, in each case, following his termination by the Company for any reason other than death, disability or cause, each as defined in the CEO Severance Agreement, or in a circumstance in which Mr. Jagiela would be eligible to receive payments pursuant to his Change in Control Agreement. During the two-year post-employment period, Mr. Jagiela is also eligible for ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If the Company terminates Mr. Jagiela’s employment due to his disability and Mr. Jagiela is not eligible to receive payments pursuant to his Change in Control Agreement, he is eligible to receive severance payments for two years, to the extent he is not eligible to receive disability insurance, which payments will be reduced by any compensation Mr. Jagiela receives from other employment.

Chief Financial Officer Severance Agreement

Upon his appointment as Chief Financial Officer in 2019, Mr. Mehta entered into an Agreement Regarding Termination Benefits (“CFO Severance Agreement”). The term of this CFO Severance Agreement, entered into on April 25, 2019, is three years, and extends for additional one-year periods unless Teradyne gives notice of non-renewal to Mr. Mehta. The CFO Severance Agreement contains a one-year, post-employment customer and employee non-hire and non-solicitation restriction and a one-year, post-employment non-competition restriction. In consideration of these restrictions and subject to Mr. Mehta’s providing a general release of claims in favor of the Company, among other conditions, Mr. Mehta is eligible to receive severance payments for one year at his annual target compensation rate (both base salary and variable cash compensation) following his termination by the Company for any reason other than death, disability or cause, each as defined in the CFO Severance Agreement, or in a circumstance in which Mr. Mehta would be eligible to payments pursuant to his Change in Control Agreement. During the one-year post-employment period, Mr. Mehta is also eligible for ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If the Company terminates Mr. Mehta’s employment due to his disability and Mr. Mehta is not eligible to receive payments pursuant to his Change in Control Agreement, he is eligible to receive severance payments for one year, to the extent he is not eligible to receive disability insurance, which payments will be reduced by any compensation Mr. Mehta receives from other employment.

Other Arrangements

Other than the Chief Executive Officer and the Chief Financial Officer, none of the named executive officers has a severance agreement. Teradyne has a standard severance practice under which the Company may, in its discretion, offer severance payments to an employee, including a named executive officer, generally based on length of service. Any severance payments to named executive officers are conditioned upon the named executive officer’s entering into a written severance agreement containing customary obligations, such as, non-competition, non-solicitation, non-disparagement and/or confidentiality obligations, and releasing Teradyne from any claims.

Details of the named executive officers’ participation in the Company’s retirement and deferred compensation plans are disclosed above, in the Pension Benefits Table for 2021 and the Nonqualified Deferred Compensation Table for 2021.

In addition, if a named executive officer dies or retires or if his employment is terminated without cause after at least ten years of service and having reached the age of sixty, then (a) one hundred percent of the shares issued upon settlement of a performance-based RSU grant awarded more than 365 days prior to the date of termination of employment will vest on the date the Compensation Committee determines the number of shares underlying the performance-based RSU grant that are earned at the end of the three-year performance period and (b) a pro-rata portion (based on the number of days the named executive officer was employed by the Company during the 365 day period) of the shares issued upon settlement of a performance-based RSU grant awarded less than 365 days prior to the date of termination of employment will vest on the date the Compensation Committee determines the number of shares underlying the performance-based RSU grant that are earned at the end of the three-year performance period. Messrs. Jagiela, Gray and Robbins qualify for this benefit.

Potential Payments upon Termination or Termination Following a Change in Control

The following provides the details of potential payments and benefits that would be received by the named executive officers in the event of a termination of employment and/or a change in control, had the termination of employment and the change in control occurred on December 31, 2021. The following table does not reflect payments or benefits that are generally available to all salaried employees under standard company policies or benefits, such as the standard severance policy, subsidized rates for health, dental and vision programs for retirees, or long-term disability and life insurance.

	Reason for Termination(1)	Salary Continuation	Pro-rated Variable Cash Compensation(2)	Benefits Continuation	Value of Accelerated Unvested Equity(3)	Total
Mark E. Jagiela	Change in Control	$4,290,000	$1,170,000	$59,747	$45,176,135	$50,695,882
	Not for Cause	$4,290,000	$2,129,400	$59,747	$52,541,205	$59,020,353
	Disability(4)	$4,290,000	$2,129,400	$—	$46,661,811	$53,081,211
	Death	$—	$2,129,400	$—	$55,849,731	$57,979,131
	Retirement	$—	$2,129,400	$—	$36,523,275	$38,652,675

Sanjay Mehta	Change in Control	$1,890,000	$420,000	$60,162	$9,866,462	$12,236,624
	Not for Cause	$945,000	$—	$28,648	$—	$973,648
	Disability(5)	$945,000	$764,400	$—	$9,711,235	$11,420,635
	Death	$—	$764,400	$—	$10,658,765	$11,423,165

Charles J. Gray	Change in Control	$1,400,000	$300,000	$60,160	$6,834,358	$8,594,518
	Not for Cause	$—	$546,000	$—	$5,617,652	$6,163,652
	Disability	$—	$546,000	$—	$7,268,299	$7,814,299
	Death	$—	$546,000	$—	$8,592,538	$9,138,538
	Retirement	$—	$546,000	$—	$5,617,652	$6,163,652

Bradford B. Robbins	Change in Control	$1,260,000	$270,000	$39,747	$4,490,819	$6,060,566
	Not for Cause	$—	$497,888	$—	$3,715,825	$4,213,713
	Disability	$—	$497,888	$—	$2,844,487	$3,342,375
	Death	$—	$497,888	$—	$3,182,742	$3,680,630
	Retirement	$—	$497,888	$—	$3,715,825	$4,213,713

Gregory S. Smith	Change in Control	$1,800,000	$400,000	$31,573	$7,455,280	$9,686,854
	Disability	$—	$546,000	$—	$7,700,427	$8,246,427
	Death	$—	$546,000	$—	$9,266,908	$9,812,908
	Retirement	$—	$546,000	$—	$—	$546,000

(1)

Other than the entitlements to vested retirement benefits for Messrs. Jagiela and Robbins discussed on pages 32-33 and the retirement provisions of performance-based RSUs as described above, none of the named executive officers have an agreement to receive any salary continuation, benefits continuation, acceleration of equity or other payment in the event such named executive officer voluntarily terminates his or her employment with Teradyne without good reason or if the employment of that named executive officer is terminated by Teradyne for cause.

(2)

The amounts reported in this column for Disability, Death, Not for Cause, and Retirement reflect the pro-rated variable cash compensation that would be payable based on actual performance to each of the named executive officers; the amounts for Change in Control represent pro-rated variable cash compensation at target for each of the named executive officers. The Not for Cause scenario assumes terminations for Messrs. Jagiela, Gray and Robbins would also be considered a retirement.

(3)

The Change in Control amounts represent the value of the performance and non-performance based RSUs and the in-the-money value of stock options that would accelerate upon termination of employment by the Company without cause or by the executive officer for good reason following a change in control as described above in the “Change in Control Agreements” section. Amounts for Death, Not for Cause (for Messrs. Gray and Robbins), and Retirement represent pro-rated values of performance-based RSUs granted in 2021 (based on target), full values of performance-based RSUs granted prior to 2021 (assuming target results for the 2020 awards and actual results for the 2019 awards), time-based RSUs, and the in-the-money value of stock options. Amounts for Disability reflect continued vesting while the named executive officer is assumed to be out on disability for a maximum of 24 months. Mr. Jagiela’s amount upon termination of employment by the Company Not for Cause represents the value of the performance-based RSUs that would continue to vest for 36 months (based on target), and time-based RSUs and the in-the-money value of stock options that would continue to vest for 24 months.

Values for equity-based awards have been determined using the closing price of share of Teradyne common stock on December 31, 2021 ($163.53).
(4)

Mr. Jagiela is eligible to receive a two-year severance payment, in the event of termination due to disability, to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Jagiela receives from other employment.

(5)

Mr. Mehta is eligible to receive a one-year severance payment, in the event of termination due to disability, to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Mehta receives from other employment.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, Teradyne is providing the following information about the relationship of the annual total compensation of its employees to the annual total compensation of Mr. Jagiela, the Company’s Chief Executive Officer. The pay ratio information included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2021, Teradyne’s last completed fiscal year:

•	the median of the annual total compensation of all Teradyne employees (other than the Chief Executive Officer) was $128,299;

•	the annual total compensation of the Chief Executive Officer, as reported in the Summary Compensation Table on page 40 of this proxy statement, was $10,954,713; and

•	the ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees was approximately 85:1.

To identify the median of the annual total compensation of all its employees (the “median employee”), Teradyne examined the 2020 model cash compensation for all employees, excluding our Chief Executive Officer, who were employed by the Company on the Company’s determination date, October 9, 2020. The Company included all employees in all countries, whether employed on a full-time, part-time, temporary or seasonal basis. “Model cash compensation” is the target cash compensation of a Company employee consisting of base salary, target sales commissions, target variable cash compensation, and/or target cash bonuses and benefits. The Company used model cash compensation for all employees as its consistently applied compensation measure because model cash compensation is an internal Company measure that the Company believes reasonably reflects relative annual compensation for purposes of identifying the median employee. Given its global population, the Company used currency exchange rates as of September 23, 2020 to determine model cash compensation and therefore the median employee. The Company did not use any cost-of-living adjustments in identifying the median employee.

Using model cash compensation as the consistently applied compensation measure, the Company determined the median employee is a field applications engineer working in Asia. For 2021, the Company continued to use this employee as its median employee because there were no changes in its employee population or employee compensation arrangements that the Company believes would significantly impact the pay ratio disclosure. Teradyne calculated annual total compensation for the median employee using the same methodology it used for the Company’s Chief Executive Officer as set forth in the Summary Compensation Table of this Proxy Statement. As the median employee was not paid in US dollars, the Company used currency exchange rates as of December 29, 2021 to determine the median employee’s annual total compensation.

OTHER MATTERS

Shareholder Proposals for 2023 Annual Meeting of Shareholders

Teradyne’s bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting.

For shareholders who wish to nominate a candidate for director at the 2023 Annual Meeting of Shareholders, Teradyne must receive the nomination not less than 50 days or more than 90 days prior to the meeting. In the event a shareholder is given less than 65 days’ prior notice of the meeting date (whether by notice mailed to the shareholder or through public disclosure), to be timely, the shareholder’s notice of nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which notice of the meeting date was mailed or publicly disclosed. The shareholder’s notice of nomination must provide information regarding both the nominee and the shareholder making the nomination, including, among other things, for both name, address, occupation of each person and shares held by each such person. In addition, the nominating shareholder must represent that such person intends to appear in person or by proxy at the meeting. A complete list of the requirements for nominating a candidate for director may be found in Teradyne’s bylaws.

Teradyne’s bylaws provide proxy access pursuant to which shareholders may also nominate a candidate for director at the 2023 Annual Meeting of Shareholders. Teradyne’s proxy access bylaw permits a shareholder, or a group of up to 20 shareholders, owning at least 3% of our outstanding common stock continuously for at least three years, to nominate and include in Teradyne’s proxy materials director nominees which shall not exceed the greater of two directors or 20% of the Board (rounded down to the nearest whole number), provided that the shareholders and nominees have complied with the requirements set forth in Teradyne’s bylaws. Notice of proxy access director nominees must be received no earlier than December 14, 2022 and no later than January 13, 2023.

In addition, the Nominating and Corporate Governance Committee will consider candidates properly suggested by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder suggesting the candidate will be notified of the Board’s decision.

Notice of a solicitation of proxies in support of director nominees other than the Teradyne’s nominees for its 2023 annual meeting will be timely if such notice is received no later than March 14, 2023, which is 60 calendar days prior to the anniversary of the previous year’s annual meeting date, except that, if Teradyne does not hold an annual meeting during the previous year, or if the date of the meeting has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by the Teradyne.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2022 Annual Meeting of Shareholders, Teradyne must receive notice within the timelines described above for director nominations. A complete list of the requirements for bringing such proposals may be found in Teradyne’s bylaws. If a shareholder wishes to present a proposal but fails to notify Teradyne within the prescribed time periods or otherwise comply with the requirements in Teradyne’s bylaws, that shareholder will not be entitled to present the proposal at the meeting.

SEC rules permit management to vote proxies in its discretion with respect to such matters if Teradyne advises shareholders how management intends to vote. Accordingly, if, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2023 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to include a proposal in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2023 Annual Meeting of Shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than December 2, 2022. All such proposals must comply with the requirements of SEC Rule 14a-8.

It is suggested that shareholders submit their proposals either by courier or Certified Mail—Return Receipt Requested.

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail and by Teradyne’s regular employees, the Company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne has adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. To receive a separate copy of the combined annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the Company’s web site at www.teradyne.com under the “SEC Filings” section of the “Investor Relations” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Appendix A

Appendix A to Proxy Statement—April 1, 2022

Reconciliation of GAAP Measures to Non-GAAP Measures

The non-GAAP performance measures discussed in this proxy statement may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP. In addition to disclosing results that are determined in accordance with GAAP, Teradyne also discloses non-GAAP results of operations that exclude certain income items and charges. These results are provided as a complement to results provided in accordance with GAAP. Non-GAAP income from operations and non-GAAP net income exclude acquired intangible assets amortization, non-cash convertible debt interest, pension actuarial gains and losses, discrete income tax adjustments, fair value inventory step-up, and restructuring and other, and includes the related tax impact on non-GAAP adjustments. GAAP requires that these items be included in determining income from operations and net income. Non-GAAP income from operations, non-GAAP net income, non-GAAP income from operations as a percentage of revenue, non-GAAP net income as a percentage of revenue, and non-GAAP net income per share are non-GAAP performance measures presented to provide meaningful supplemental information regarding Teradyne’s baseline performance before gains, losses or other charges that may not be indicative of Teradyne’s current core business or future outlook. These non-GAAP performance measures are used to make operational decisions, to determine employee compensation, to forecast future operational results, and for comparison with Teradyne’s business plan, historical operating results and the operating results of Teradyne’s competitors. Non-GAAP gross margin excludes fair value inventory step-up. GAAP requires that this item be included in determining gross margin. Non-GAAP gross margin dollar amount and percentage are non-GAAP performance measures that management believes provide useful supplemental information for management and the investor. Management uses non-GAAP gross margin as a performance measure for Teradyne’s current core business and future outlook and for comparison with Teradyne’s business plan, historical gross margin results and the gross margin results of Teradyne’s competitors. Non-GAAP diluted shares include the impact of Teradyne’s call option on its shares. Management believes each of these non-GAAP performance measures provides useful supplemental information for investors, allowing greater transparency to the information used by management in its operational decision making and in the review of Teradyne’s financial and operational performance, as well as facilitating meaningful comparisons of Teradyne’s results in the current period compared with those in prior and future periods. A reconciliation of each available GAAP to non-GAAP financial measure discussed in this proxy statement is contained in this Appendix A and on the Teradyne website at www.teradyne.com by clicking on “Investor Relations” and then selecting “Financials” and the “GAAP to Non-GAAP Reconciliation” link.

GAAP to Non-GAAP Earnings Reconciliation

(In millions, except per share amounts)

	Twelve Months Ended
	December 31, 2021	% of Net Revenues
Income from operations—GAAP	$1,208.7	32.6%
Acquired intangible assets amortization	21.5	0.6%
Restructuring and other (1)	1.3	0.0%

Income from operations—non-GAAP	$1,231.5	33.3%

		Net Income per Common		Net Income per Common
	December 31, 2021	Diluted	December 31, 2020	Diluted
Net income—GAAP	$1,020.8	$5.56	$784.1	$4.28
Acquired intangible assets amortization	21.5	0.12	30.8	0.17
Restructuring and other(1)	1.3	0.01	(13.2)	(0.07)
Interest and other(2)	10.3	0.06	14.4	0.08
Loss on convertible debt conversions(2)	28.8	0.16	—	—
Pension mark-to-market adjustment(2)	(2.2)	(0.01)	10.3	0.06
Inventory step-up	—	—	0.4	0.00
Equity modification charge	—	—	0.8	0.00
Exclude discrete tax adjustments	(28.6)	(0.16)	(15.2)	(0.08)
Non-GAAP tax adjustments	(1.5)	(0.01)	(11.9)	(0.07)
Convertible share adjustment(3)	—	0.24	—	0.25

Net income—non-GAAP	$1,050.4	$5.98	$800.5	$4.62

GAAP and non-GAAP weighted average common shares—basic	165.0			166.1
GAAP weighted average common shares—diluted	183.6			183.0
Exclude dilutive shares from convertible note	(7.4)			(8.5)

Non-GAAP weighted average common shares—diluted	176.2			174.5

(1)	Restructuring and other consists of:

	Twelve Months Ended
	December 31, 2021	December 31, 2020
Employee severance	$1.5	$2.3
Acquisition related expenses and compensation	0.5	2.5
Contingent consideration fair value adjustment	(7.2)	(23.3)
Other	6.5	5.2

	$1.3	$(13.2)

(2)

For the twelve months ended December 31, 2021 and December 31, 2020, Interest and other included non-cash convertible debt interest expense. For the twelve months ended December 31, 2021, adjustment to exclude loss on convertible debt conversions. For the twelve months ended December 31, 2021 and

December 31, 2020, adjustments to exclude actuarial (gain) loss recognized under GAAP in accordance with Teradyne’s mark-to-market pension accounting.
(3)

For the twelve months ended December 31, 2021 and December 31, 2020, the non-GAAP diluted EPS calculation adds back $3.7 million and $6.8 million, respectively, of convertible debt interest expense to non-GAAP net income and non-GAAP weighted average diluted common shares include 10.0 million and 7.0 million shares, respectively, related to the convertible debt hedge transaction.

GAAP to Non-GAAP Earnings Reconciliation

(In millions)

	3 Years Ended Dec. 31, 2021	% of Net Revenues
Net Revenues	$9,119.4

Income from operations—GAAP	$2,690.8	29.5%
Acquired intangible assets amortization	92.3	1.0%
Restructuring and other	(25.8)	-0.3%
Inventory step-up	0.8	0.0%
Equity modification charge	2.9	0.0%

Income from operations—non-GAAP	$2,761.0	30.3%

	3 Years Ended Dec. 31, 2020	% of Net Revenues
Net Revenues	$7,517.3

Income from operations—GAAP	$1,955.9	26.0%
Acquired intangible assets amortization	110.1	1.5%
Restructuring and other	(11.9)	-0.2%
Inventory step-up	1.2	0.0%
Equity modification charge	2.9	0.0%

Income from operations—non-GAAP	$2,058.2	27.4%

	FY 2021
GAAP Cash Flow from Operations	$1,098
Less Property, Plant and Equipment Additions	(132)

Non-GAAP Operating Cash Flow (“Free Cash Flow)	$966

GAAP to Non-GAAP Earnings Reconciliation

(In millions, except per share amounts)

	Twelve Months Ended
		Net Income per Common Share
	December 31, 2019	Diluted
Net income—GAAP	$467.5	$2.60
Acquired intangible assets amortization	40.1	0.22
Interest and other(3)	28.7	0.16
Pension mark-to-market adjustments(3)	8.2	0.05
Restructuring and other(1)	(13.9)	(0.08)
Inventory step-up	0.4	0.00
Equity modification charge(2)	2.1	0.01
Exclude discrete tax adjustments(4)	(22.6)	(0.13)
Non-GAAP tax adjustments	(16.7)	(0.09)
Convertible share adjustment(5)	—	0.11

Net income—non-GAAP	$493.8	$2.86

GAAP and non-GAAP weighted average common shares—basic		170.4
GAAP weighted average common shares—diluted		179.5
Exclude dilutive shares from convertible note		(4.9)

Non-GAAP weighted average common shares—diluted		174.6

(1)	Restructuring and other consists of:

Twelve Months Ended
December 31, 2019
Contingent consideration fair value adjustment	$(19.3)
Contract termination settlement fee	—
Acquisition related expenses and compensation	2.5
Employee severance	2.9
Other	—

$(13.9)

(2)

For the twelve months ended December 31, 2019, selling and administrative expenses include an equity charge for the modification of Teradyne’s retired CFO’s outstanding equity awards to allow continued vesting and maintain the original term in connection with his July 17, 2019 retirement.

(3)

For the twelve months ended December 31, 2019, Interest and other included non-cash convertible debt interest expense. For the twelve months ended December 31, 2019, adjustments to exclude actuarial (gain) loss recognized under GAAP in accordance with Teradyne’s mark-to-market pension accounting. For the twelve months ended December 31, 2019, adjustment to exclude impairment charge related to Realwear.

(4)

For the twelve months ended December 31, 2019, adjustment to exclude discrete income tax items. For the twelve months ended December 31, 2019, income tax (benefit) provision includes a $26 million tax benefit from the release of uncertain tax position reserves due to the IRS completion of its audit of Teradyne’s 2015 Federal tax return and includes a $15 million tax provision related to the finalization of our toll tax charge.

(5)

For the twelve months ended December 31, 2019, the non-GAAP diluted EPS calculation adds back $5.2 million, respectively, of convertible debt interest expense to non-GAAP net income and non-GAAP weighted average diluted common shares include 2.7 million shares, respectively, from the convertible note hedge transaction.

SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above TERADYNE, INC. Use the Internet to transmit your voting instructions and for electronic delivery of C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. information. Vote by 11:59 p.m. Eastern Time on May 12, 2022. Follow the instructions PO BOX 1342 to obtain your records and to create an electronic voting instruction form. BRENTWOOD, NY 11717 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 12, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D65910-P66578 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TERADYNE, INC.The Board of Directors recommends you vote FOR thefollowing: 1. To elect the eight nominees named in the accompanying directors for a one-year term: Nominees: For Against Abstain 1a. Edwin J. Gillis ! ! ! The Board of Directors recommends you vote FOR For Against Abstain proposals 2 and 3. 1b. Timothy E. ! ! ! 2. Guertin To approve, in a non-binding, advisory vote, the ! 1c. Peter Herweck ! ! ! To ratify the selection of the firm of PricewaterhouseCoopers 1d. Mark E. Jagiela ! ! !LLP as the Company’s independent registered public! ! ! accounting firm for the fiscal year ending December 31, 2022. 1e. Mercedes Johnson ! ! ! 4. To transact such other business as may properly 1f. Marilyn Matz ! ! ! come before the meeting and any postponements or adjournments thereof.1g. Ford Tamer ! ! ! 1h. Paul J. Tufano ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Shareholder Letter and Form 10-K are available at www.proxyvote.com D65911-P66578 TERADYNE, INC. Annual Meeting of Shareholders May 13, 2022 10:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) MARK E. JAGIELA and CHARLES J. GRAY, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TERADYNE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, ET on May 13, 2022, at Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side